                                                                    EXHIBIT 10.2

                          PLAN AND AGREEMENT OF MERGER

                          DATED AS OF OCTOBER 29, 1997

                                 BY AND BETWEEN

                                  PHYCOR, INC.

                                      AND

                               MEDPARTNERS, INC.

                               TABLE OF CONTENTS

                          PLAN AND AGREEMENT OF MERGER
                          DATED AS OF OCTOBER 29, 1997
                                 BY AND BETWEEN
                                  PHYCOR, INC.
                                      AND
                               MEDPARTNERS, INC.

                                                                                  PAGE
                                                                                  ----
 Section 1.         The Merger..................................................    A-5
         1.1        The Merger..................................................    A-5
         1.2        The Closing.................................................    A-5
         1.3        Effective Time..............................................    A-5
         1.4        Effect of the Merger........................................    A-6
 Section 2.         Effect of the Merger on the Capital Stock of the Constituent
                    Corporations;
                    Exchange of Certificates....................................    A-6
         2.1        Effect on Capital Stock.....................................    A-6
         2.2        Exchange of Certificates....................................    A-7
         2.3        Restated Charter of PhyCor..................................    A-8
         2.4        Amended Bylaws of PhyCor....................................    A-9
         2.5        Directors and Officers......................................    A-9
 Section 3.         Representations and Warranties of MedPartners...............    A-9
         3.1        Organization, Existence and Good Standing...................    A-9
         3.2        MedPartners Capitalization..................................    A-9
         3.3        Subsidiaries and Affiliated Entities........................    A-9
         3.4        Organization, Existence, Good Standing and Foreign
                    Qualifications of Significant MedPartners Subsidiaries......   A-10
         3.5        Power and Authority.........................................   A-10
         3.6        MedPartners Public Information..............................   A-11
         3.7        Legal Proceedings...........................................   A-11
         3.8        Certain Contract Matters....................................   A-11
         3.9        Subsequent Events...........................................   A-12
        3.10        Tax Matters.................................................   A-12
        3.11        Employee Benefit Plans; Employment Matters..................   A-13
        3.12        Compliance with Laws in General.............................   A-14
        3.13        Regulatory Approvals........................................   A-14
        3.14        Commissions and Fees........................................   A-14
        3.15        Stockholder Vote Required...................................   A-14
        3.16        Pooling Matters.............................................   A-15
        3.17        Opinion of Financial Advisor................................   A-15
        3.18        Rights Plan.................................................   A-15
 Section 4.         Representations and Warranties of PhyCor....................   A-15
         4.1        Organization and Existence..................................   A-15
         4.2        PhyCor Capitalization.......................................   A-15
         4.3        Subsidiaries and Affiliated Entities........................   A-16
         4.4        Organization, Existence and Foreign Qualifications of
                    Significant PhyCor
                    Subsidiaries................................................   A-16
         4.5        Power and Authority.........................................   A-16
         4.6        PhyCor's Public Information.................................   A-17
         4.7        Legal Proceedings...........................................   A-17

                                                                                  PAGE
                                                                                  ----
         4.8        Certain Contract Matters....................................   A-17
         4.9        Subsequent Events...........................................   A-18
        4.10        Tax Matters.................................................   A-18
        4.11        Employee Benefit Plans; Employment Matters..................   A-19
        4.12        Compliance with Laws in General.............................   A-20
        4.13        Regulatory Approvals........................................   A-20
        4.14        Commissions and Fees........................................   A-20
        4.15        Stockholder Vote Required...................................   A-20
        4.16        Pooling Matters.............................................   A-20
        4.17        Opinion of Financial Advisor................................   A-20
 Section 5.         Access to Information and Documents.........................   A-21
         5.1        Access to Information.......................................   A-21
         5.2        Return of Records...........................................   A-21
 Section 6.         Covenants...................................................   A-21
         6.1        Preservation of Business....................................   A-21
         6.2        Material Transactions.......................................   A-21
         6.3        Meetings of Stockholders....................................   A-23
         6.4        Registration Statement......................................   A-24
         6.5        Exemption from State Takeover Laws..........................   A-25
         6.6        HSR Act Compliance..........................................   A-25
         6.7        Public Disclosures..........................................   A-25
         6.8        Corporate Governance Matters................................   A-25
         6.9        Notice of Subsequent Events.................................   A-25
        6.10        No Solicitations............................................   A-25
        6.11        Accounting Methods..........................................   A-26
        6.12        Pooling and Tax-Free Reorganization Treatment...............   A-26
        6.13        Affiliate and Pooling Agreements............................   A-26
        6.14        Other Actions...............................................   A-26
        6.15        Cooperation.................................................   A-27
        6.16        MedPartners Stock Options...................................   A-27
        6.17        Publication of Combined Results.............................   A-27
        6.18        Tax Opinions................................................   A-28
        6.19        Change in Control...........................................   A-28
        6.20        Insurance and Indemnification...............................   A-28
        6.21        TAPS........................................................   A-28
        6.22        Employee Matters............................................   A-28
 Section 7.         Termination, Amendment and Waiver...........................   A-29
         7.1        Termination.................................................   A-29
         7.2        Effect of Termination.......................................   A-30
         7.3        Amendment...................................................   A-30
         7.4        Extension; Waiver...........................................   A-30
         7.5        Procedure for Termination, Amendment, Extension or Waiver...   A-30
         7.6        Expenses; Break-up Fees.....................................   A-30
 Section 8.         Conditions to Closing.......................................   A-31
         8.1        Mutual Conditions...........................................   A-31
         8.2        Conditions to Obligations of PhyCor.........................   A-32
         8.3        Conditions to Obligations of MedPartners....................   A-32

                                                                                  PAGE
                                                                                  ----
 Section 9.         Miscellaneous...............................................   A-33
         9.1        Nonsurvival of Representations and Warranties...............   A-33
         9.2        Notices.....................................................   A-33
         9.3        Further Assurances..........................................   A-34
         9.4        Governing Law...............................................   A-34
         9.5        "Including".................................................   A-34
         9.6        "Material adverse change" or "material adverse effect"......   A-34
         9.7        "Significant"...............................................   A-34
         9.8        Captions....................................................   A-34
         9.9        Integration of Exhibits.....................................   A-34
        9.10        Entire Agreement............................................   A-34
        9.11        Counterparts................................................   A-34
        9.12        No Rule of Construction.....................................   A-34
        9.13        Specific Performance........................................   A-35
        9.14        Severability................................................   A-35
        9.15        Assignment; Binding Effect..................................   A-35

                          PLAN AND AGREEMENT OF MERGER

     PLAN AND AGREEMENT OF MERGER ("Plan of Merger"), made and entered into as of the 29th day of October, 1997, by and between PhyCor, Inc., a Tennessee corporation ("PhyCor"), and MedPartners, Inc., a Delaware corporation ("MedPartners"), (PhyCor and MedPartners being sometimes collectively referred to herein as the "Constituent Corporations").

                              W I T N E S S E T H:

     WHEREAS, the respective Boards of Directors of PhyCor and MedPartners have approved the merger of MedPartners with and into PhyCor (the "Merger") upon the terms and conditions set forth in this Plan of Merger, whereby each share of Common Stock of MedPartners (the "MedPartners Common Stock"), not owned directly or indirectly by MedPartners, will be converted into the right to receive the Merger Consideration (as herein defined) (the MedPartners Common Stock may be sometimes hereinafter referred to as the "MedPartners Shares");

     WHEREAS, each of PhyCor and MedPartners desires to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

     WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and this Plan of Merger is intended to be and is adopted as a plan of reorganization; and

     WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a "pooling of interests" under generally accepted accounting principles ("GAAP").

     NOW, THEREFORE, in consideration of the premises, and the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                   SECTION 1.

                                  THE MERGER.

     1.1 The Merger. Upon the terms and conditions set forth in this Plan of Merger, and in accordance with the Tennessee Business Corporation Act (the "TBCA") and the General Corporation Law of the State of Delaware (the "DGCL"), MedPartners shall be merged into PhyCor at the Effective Time (as defined in Section 1.3). Following the Effective Time, the separate corporate existence of MedPartners shall cease and PhyCor shall continue as the surviving corporation as a business corporation incorporated under the laws of the State of Tennessee and shall succeed to and assume all the rights and obligations of MedPartners in accordance with the TBCA and the DGCL.

     1.2 The Closing. Subject to the conditions of this Plan of Merger, the closing of the Merger (the "Closing") will take place at 10:00 a.m., local time, on a date to be specified by the parties (the "Closing Date"), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Sections 8.1, 8.2 and 8.3, at the offices of Waller Lansden Dortch & Davis, A Professional Limited Liability Company, Nashville, Tennessee, unless another date or place is agreed to in writing by the parties hereto.

     1.3 Effective Time. Subject to the provisions of this Plan of Merger, PhyCor and MedPartners shall file Articles of Merger or a Certificate of Merger in accordance with the relevant provisions of the TBCA and the DGCL and shall make all other filings or recordings required under the TBCA or the DGCL as soon as practicable on or after the Closing Date. The Merger shall become effective at such time as the Articles of Merger and the Certificate of Merger are duly filed with each of the Tennessee Secretary of State and the Delaware Secretary of State or at such other time as PhyCor and MedPartners shall agree should be specified in the Articles of Merger and the Certificate of Merger (the "Effective Time").

     1.4 Effect of the Merger.  The Merger shall have the effects set forth in
Section 106 of the TBCA and Section 259 of the DGCL.

                                   SECTION 2.

   EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS;
                           EXCHANGE OF CERTIFICATES.

     2.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of shares of MedPartners Common Stock or any shares of capital stock of PhyCor:

          (a) PhyCor Common Stock. Each share of Common Stock, no par value per share, of PhyCor (the "PhyCor Common Stock") issued and outstanding immediately prior to the Effective Time of the Merger shall continue to be issued and outstanding following, and shall be unaffected by, the Merger.

          (b) Cancellation of Treasury Stock. Each share of MedPartners Common Stock that is owned by MedPartners shall automatically be canceled and retired and shall cease to exist, and none of the PhyCor Common Stock, cash or other consideration shall be delivered in exchange therefor.

          (c) Conversion of MedPartners Shares. At the Effective Time, each MedPartners Share (other than the MedPartners Shares to be canceled in accordance with Section 2.1(b)) issued and outstanding immediately prior to the Effective Time, including the corresponding right (the "MedPartners Right") with respect to each share of MedPartners Common Stock, to purchase one-one-hundredth of a share of Series C Junior Participating Preferred Stock, par value $.001 per share (the "MedPartners Series C Preferred Stock"), of MedPartners pursuant to the terms of the Stockholders' Rights Agreement, dated as of March 1, 1995, as heretofore amended between MedPartners and Chemical Bank, a national banking association, as it may be amended from time to time (the "MedPartners Rights Agreement"), shall be converted into the right to receive 1.18 shares of PhyCor Common Stock (the "Exchange Ratio"), including the corresponding right (the "PhyCor Right") with respect to each share of PhyCor Common Stock, to purchase one-one-hundredth of a share of Series A Preferred Stock (the "PhyCor Series A Preferred Stock"), of PhyCor pursuant to the terms of the Rights Agreement dated as of February 18, 1994, between PhyCor and First Union National Bank of North Carolina, as it may be amended from time to time (the "PhyCor Rights Agreement"). All such shares of PhyCor Common Stock shall be duly authorized, validly issued, fully paid and nonassessable and, together with the PhyCor Rights, are hereinafter sometimes referred to as the "PhyCor Shares". Upon such conversion, all such MedPartners Shares shall be canceled and cease to exist, and each holder thereof shall cease to have any rights with respect thereto other than the right to receive the shares of PhyCor Common Stock issued in exchange therefor and cash in lieu of fractional PhyCor Shares (together, the "Merger Consideration") in accordance with the terms provided herein. All references in this Plan of Merger to the MedPartners Common Stock shall be deemed to include the MedPartners Rights, and all references in this Plan of Merger to the PhyCor Common Stock shall be deemed to include the PhyCor Rights.

          (d) Stock Options. At the Effective Time, all rights with respect to MedPartners Common Stock pursuant to any MedPartners stock options which are outstanding at the Effective Time, whether or not then vested or exercisable, shall be converted into and become rights with respect to PhyCor Common Stock, and PhyCor shall assume each MedPartners stock option in accordance with the terms of any stock option plan under which it was issued and any stock option agreement by which it is evidenced or, at the election of PhyCor, provide options under PhyCor's stock option plans in substitution thereof and in a manner that will result in a transaction to which Section 424 of the Code applies. Each MedPartners stock option so assumed or substituted therefor shall be exercisable for that number of shares of the PhyCor Common Stock equal to the number of the MedPartners Shares subject thereto multiplied by the Exchange Ratio, and shall have an exercise price per share equal to the MedPartners exercise price divided by the Exchange Ratio. It is intended that the foregoing provisions shall be undertaken in a manner that will not constitute a "modification" as defined in Section 424(h) of the Code, as to any stock option which is an "incentive stock option".

     (e) Anti-Dilution Provisions. If after the date hereof and prior to the Effective Time PhyCor shall have declared a stock split (including a reverse split) of PhyCor Common Stock or a dividend payable in PhyCor Common Stock, or any other distribution of securities or dividend (in cash or otherwise) to holders of PhyCor Common Stock with respect to their PhyCor Common Stock (including without limitation such a distribution or dividend made in connection with a recapitalization, reclassification, merger, consolidation, reorganization or similar transaction), then the Merger Consideration shall be appropriately adjusted to reflect such stock split, dividend or other distribution of securities.

     2.2 Exchange of Certificates. (a) Exchange Agent. Prior to the Effective Time, PhyCor shall enter into an agreement with First Union National Bank of North Carolina (the "Exchange Agent"), which provides that PhyCor shall deposit with the Exchange Agent as of the Effective Time, for the benefit of the holders of the MedPartners Shares, for exchange in accordance with this Section 2.2, through the Exchange Agent, (i) certificates representing the shares of PhyCor Common Stock issuable pursuant to Section 2.1, and (ii) cash in an amount equal to the aggregate amount required to be paid in lieu of fractional interests of PhyCor Common Stock pursuant to Section 2.2(e) (such shares of PhyCor Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time, and together with the cash referred to in clause (ii) of this Section 2.2(a), being hereinafter referred to as the "Exchange Fund") in exchange for outstanding MedPartners Shares.

     (b) Exchange Procedure. As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which, immediately prior to the Effective Time, represented outstanding MedPartners Shares (the "Certificates") whose shares were converted into the right to receive the Merger Consideration provided for in Section 2.1,
(i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as PhyCor may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of PhyCor Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by PhyCor, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of PhyCor Common Stock and cash which such holder has the right to receive pursuant to the provisions of Sections 2.1 and 2.2, and the Certificate so surrendered shall forthwith be canceled. If any cash or any certificate representing shares of PhyCor Common Stock is to be paid to or issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, a certificate representing the proper number of shares of PhyCor Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of shares of PhyCor Common Stock to a person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of PhyCor Common Stock and cash in lieu of any fractional shares of PhyCor Common Stock as contemplated by this Section 2.2. No interest will be paid or will accrue on any cash payable in lieu of any fractional shares of PhyCor Common Stock. To the extent permitted by law, former stockholders of record of MedPartners shall be entitled to vote after the Effective Time at any meeting of PhyCor's stockholders the number of whole shares of PhyCor Common Stock into which their respective MedPartners Shares are converted, regardless of whether such holders have exchanged their Certificates for certificates representing PhyCor Common Stock in accordance with this Section 2.2.

     (c) Distribution With Respect to Unexchanged Shares. No dividends or other distributions with respect to PhyCor Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of PhyCor Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e) until the surrender of such Certificate in accordance with this Section 2.2. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the Certificate or Certificates then representing shares of PhyCor Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of PhyCor Common Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of PhyCor Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of PhyCor Common Stock. If any holder of converted MedPartners Shares shall be unable to surrender such holder's Certificates because such Certificates shall have been lost or destroyed, such holder may deliver in lieu thereof an affidavit and indemnity bond in form and substance and with surety reasonably satisfactory to PhyCor.

     (d) No Further Ownership Rights of MedPartners Shares. All shares of PhyCor Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Section 2 (including any cash paid pursuant to Section 2.2(c) or 2.2(e)), shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the MedPartners Shares theretofore represented by such Certificates. If, after the Effective Time, Certificates are presented to PhyCor or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Section 2, except as otherwise provided by law.

     (e) No Fractional Shares. No certificates or scrip representing fractional shares of PhyCor Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of PhyCor. Notwithstanding any other provision of this Plan of Merger, each holder of MedPartners Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of PhyCor Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of PhyCor Common Stock multiplied by the per share closing price on the Nasdaq National Market ("Nasdaq") (or such other exchange on which the shares of PhyCor Common Stock are then listed) of PhyCor Common Stock on the date of the Effective Time (or, if shares of PhyCor Common Stock do not trade on Nasdaq (or such other exchange) on such date, the most recent date of trading of PhyCor Common Stock on Nasdaq (or such other exchange, as the case may be) preceding the Effective Time).

     (f) Termination of Exchange Fund. Any portion of the Exchange Fund, which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to PhyCor, upon demand, and any holders of the Certificates who have not theretofore complied with this Section 2 shall thereafter look only to PhyCor for payment of PhyCor Common Stock, any cash in lieu of fractional shares of PhyCor Common Stock and any dividends or distributions with respect to PhyCor Common Stock.

     (g) No Liability. None of PhyCor, MedPartners or the Exchange Agent shall be liable to any person in respect of any shares of PhyCor Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to the end of the applicable period after the Effective Time under escheat laws (or immediately prior to such earlier date on which any shares of PhyCor Common Stock, any cash in lieu of fractional shares of PhyCor Common Stock or any dividends or distributions with respect to PhyCor Common Stock in respect of such Certificates would otherwise escheat to or become the property of any governmental entity), any such shares, cash, dividends or distributions in respect of such Certificates shall, to the extent permitted by applicable law, become the property of PhyCor, free and clear of all claims or interest of any person previously entitled thereto.

     (h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by PhyCor, on a daily basis. Any interest and other income resulting from such investments shall be paid to PhyCor.

     2.3 Restated Charter of PhyCor. The Restated Charter of PhyCor in effect immediately prior to the Effective Time, or as amended by the filing of the Articles of Merger with the Tennessee Secretary of State, shall continue to be in effect from and after the Effective Time and until thereafter altered, amended or repealed in accordance with the TBCA, PhyCor's Amended Bylaws and said Restated Charter.

     2.4 Amended Bylaws of PhyCor. The Amended Bylaws of PhyCor in effect immediately prior to the Effective Time shall continue to be in effect from and after the Effective Time and until thereafter altered, amended or repealed in accordance with the TBCA, PhyCor's Restated Charter and said Amended Bylaws.

     2.5 Directors and Officers. The directors and officers of PhyCor, at the Effective Time, shall be the directors and officers of PhyCor consistent with
Section 6.8 of this Plan of Merger, each to hold office in accordance with PhyCor's Restated Charter and Amended Bylaws and other corporate proceedings and documentation.

                                   SECTION 3.

                 REPRESENTATIONS AND WARRANTIES OF MEDPARTNERS.

     MedPartners hereby represents and warrants to PhyCor as follows:

     3.1 Organization, Existence and Good Standing. MedPartners is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. MedPartners has all necessary corporate power to own its properties and assets and to carry on its business as presently conducted. MedPartners is not, and has not been within the two years immediately preceding the date of this Plan of Merger, a subsidiary or division of another corporation, nor has MedPartners within such time owned, directly or indirectly, any PhyCor Shares.

     3.2 MedPartners Capitalization. MedPartners' authorized capital consists of (i) 9,500,000 shares of Preferred Stock, par value $.001 per share, of which no shares are issued and outstanding, and no shares are held in treasury, (ii) 500,000 shares of Series C Junior Participating Preferred Stock, par value $.001 per share, of which no shares are issued and outstanding and no shares are held in treasury and (iii) 400,000,000 shares of Common Stock, par value $.001 per share, of which 196,083,051 shares were issued and outstanding at September 30, 1997, and no shares are held in treasury. No shares of MedPartners Common Stock have been issued since such date other than shares issued upon the exercise of options or other contractual obligations outstanding on such date or in connection with the acquisition of businesses. All of the issued and outstanding shares of MedPartners Common Stock have been duly and validly issued and are fully paid and nonassessable. Except as set forth in Exhibit 3.2 to the Disclosure Schedule delivered to PhyCor by MedPartners at the time of the execution and delivery of this Plan of Merger (the "MedPartners Disclosure Schedule"), there are no options, warrants, or similar rights granted by MedPartners or any affiliate thereof or other agreements to which MedPartners or any such affiliate is a party providing for the issuance or sale by it of any additional securities. There is no liability for dividends declared or accumulated but unpaid with respect to any shares of MedPartners Common Stock. MedPartners has not made any distributions to any holder of MedPartners Common Stock or participated in or effected any issuance, exchange or retirement of MedPartners Common Stock, or otherwise changed the equity interests of holders of MedPartners Common Stock, in contemplation of effecting the Merger within the two years immediately preceding the date of this Plan of Merger. Any shares of MedPartners Common Stock that MedPartners has re-acquired during the two years immediately preceding the date of this Plan of Merger have been so re-acquired only for purposes other than "business combinations," as such term is defined in Accounting Principles Board Opinion No. 16, as amended ("Business Combinations").

     3.3 Subsidiaries and Affiliated Entities. (a) Attached as Exhibit 3.3 to the MedPartners Disclosure Schedule is a list of all subsidiaries of MedPartners (individually, a "MedPartners Subsidiary", and collectively, the "MedPartners Subsidiaries") and their states of incorporation and all professional corporations or professional associations (the "MedPartners Professional Corporations") of which MedPartners has control and with which it is affiliated and their states of incorporation. As used herein, a MedPartners Professional Corporation shall not include a professional corporation with which MedPartners has a service or management agreement and which is owned by individual physician-shareholders, the majority of whom do not have any financial or other relationship individually with MedPartners. Except as set forth in Exhibit 3.3 to the MedPartners Disclosure Schedule, MedPartners does not control, directly or indirectly, any other corporation, association, partnership or business organization. The outstanding shares of capital stock or other equity interests of each MedPartners Subsidiary have been duly authorized and are validly issued, fully paid and nonassessable. All shares of capital stock or other equity interests of each MedPartners Subsidiary owned by MedPartners or any of its subsidiaries are owned by MedPartners, either directly or indirectly, free and clear of all liens, encumbrances, equities or claims.

     (b) Also disclosed in Exhibit 3.3 to the MedPartners Disclosure Schedule is a list of all general or limited partnerships in which a general partner is MedPartners, a MedPartners Subsidiary or another partnership controlled by MedPartners (individually, a "MedPartners Partnership" and collectively, the "MedPartners Partnerships"), and all limited liability companies in which MedPartners or a MedPartners Subsidiary is a member or manager (individually, a "MedPartners LLC"; the MedPartners Professional Corporations and the MedPartners LLCs being collectively called the "Other MedPartners Entities"), and their states of organization. All interests of each Other MedPartners Entity owned by MedPartners or any of its subsidiaries are owned by MedPartners, either directly or indirectly, free and clear of all liens, encumbrances, equities or claims.

     (c) Except as set forth in Exhibit 3.3 to the MedPartners Disclosure Schedule, neither MedPartners nor any MedPartners Subsidiary, MedPartners Partnership or Other MedPartners Entity controls, directly or indirectly, any other joint venture or partnership.

     (d) Although the financial results of the medical groups affiliated with MedPartners physician practice management business are consolidated for accounting purposes on the MedPartners Balance Sheet, the terms "MedPartners Subsidiary" and "Other MedPartners Entity" do not include any affiliated medical groups.

     3.4 Organization, Existence, Good Standing and Foreign Qualifications of Significant MedPartners Subsidiaries. (a) Each Significant MedPartners Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its respective state of incorporation. Each Significant MedPartners Subsidiary has all necessary corporate power to own its properties and assets and to carry on its business as presently conducted.

     (b) Each Significant MedPartners Subsidiary is qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the nature or character of the property owned, leased or operated by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to qualify would not have a material adverse effect on MedPartners.

     3.5 Power and Authority. MedPartners has the corporate power to execute, deliver and perform this Plan of Merger and all agreements and other documents executed and delivered, or to be executed and delivered, by it pursuant to this Plan of Merger, and, subject to obtaining the MedPartners Stockholder Approval (as hereinafter defined), has taken all corporate action required to authorize the execution, delivery and performance of this Plan of Merger and such related documents. The execution and delivery of this Plan of Merger has been approved by the Board of Directors of MedPartners. This Plan of Merger has been duly executed and delivered by MedPartners and is a valid and binding obligation of MedPartners enforceable against MedPartners in accordance with its terms.

     Except for the filings set forth on Exhibit 3.5 to the MedPartners Disclosure Schedule and the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act of 1933, as amended (the "Securities Act"), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the TBCA and the DGCL, neither the execution, delivery or performance of this Plan of Merger by MedPartners nor the consummation by MedPartners of the transactions contemplated hereby nor compliance by MedPartners with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or the Bylaws of MedPartners or of any of its subsidiaries, (ii) require any filing with, or permit, authorization, consent or approval of, any court, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency (a "Governmental Entity"), (iii) assuming receipt of the consents required by Section 3.8(b) hereof, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which MedPartners or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to MedPartners, any of its subsidiaries or any of their properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such violations, breaches or defaults which would not, individually or in the aggregate, have a material adverse effect on MedPartners.

     3.6 MedPartners Public Information. MedPartners has heretofore made available to PhyCor a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by it or its predecessors, MedPartners and MedPartners/Mullikin, Inc., with the Securities and Exchange Commission ("SEC") (as any such documents have since the time of their original filing been amended, the "MedPartners Documents") since January 1, 1995, which are all the documents (other than preliminary material) that it was required to file with the SEC since such date. As of their respective dates, the MedPartners Documents did not contain any untrue statements of material facts or omit to state material facts required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the MedPartners Documents complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations promulgated under such statutes. The financial statements contained in the MedPartners Documents, together with the notes thereto, have been prepared in accordance with GAAP consistently followed throughout the periods indicated (except as may be indicated in the notes thereto, or, in the case of the unaudited financial statements, as permitted by Form 10-Q), reflect all liabilities of MedPartners and its consolidated subsidiaries, fixed or contingent, required to be stated therein, and present fairly the financial condition of MedPartners and its consolidated subsidiaries at such dates and the consolidated results of operations and cash flows of MedPartners and its consolidated subsidiaries for the periods then ended. The consolidated balance sheet of MedPartners at June 30, 1997, included in the Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1997 of MedPartners is herein sometimes referred to as the "MedPartners Balance Sheet".

     3.7 Legal Proceedings. Except as disclosed in Exhibit 3.7 to the MedPartners Disclosure Schedule, or in the MedPartners Documents, there is no pending or, to the best knowledge of MedPartners, threatened litigation, governmental investigation, condemnation or other proceeding against or relating to or affecting MedPartners or any of its subsidiaries or the transactions contemplated by this Plan of Merger, which would be reasonably likely, in the aggregate, to have a material adverse effect on MedPartners and, to the knowledge of MedPartners, no basis for any such action exists.

     3.8 Certain Contract Matters. (a) All material contacts, leases, agreements and arrangements to which MedPartners or any of the MedPartners Subsidiaries, MedPartners Partnerships or Other MedPartners Entities is a party are legally valid and binding in accordance with their terms and in full force and effect. MedPartners and each MedPartners Subsidiary, MedPartners Partnership or Other MedPartners Entity that is a party to such contracts, leases, agreements and arrangements has complied in all material respects with the provisions of such contracts, leases, agreements and arrangements; to the knowledge of MedPartners, no other party is in default thereunder; and no event has occurred which, but for the passage of time or the giving of notice or both, would constitute a default thereunder, except, in each case, where the invalidity of the lease, contract, agreement or arrangement or the default or breach thereunder or thereof would not, individually or in the aggregate, have a material adverse effect on MedPartners.

     (b) Except as set forth on Exhibit 3.8 to the MedPartners Disclosure Schedule, no contract or agreement to which MedPartners or any MedPartners Subsidiary, MedPartners Partnership or Other MedPartners Entity is a party will, by its terms, terminate as a result of the transactions contemplated hereby or require any consent from any obligor thereto in order to remain in full force and effect immediately after the Effective Time, except for contracts or agreements which, if terminated, would not have a material adverse effect on MedPartners.

     (c) Except as set forth on Exhibit 3.8 to the MedPartners Disclosure Schedule, none of MedPartners or any MedPartners Subsidiary, MedPartners Partnership or Other MedPartners Entity has granted any right of first refusal or similar right in favor of any third party with respect to any material portion of its properties or assets or entered into any non-competition agreement or similar agreement restricting its ability to engage in any business in any location.

     3.9 Subsequent Events. Except as set forth in Exhibit 3.9 to the MedPartners Disclosure Schedule or as contemplated by this Plan of Merger, neither MedPartners nor any MedPartners Subsidiary, MedPartners Partnership or Other MedPartners Entity has, since the date of the MedPartners Balance Sheet:

          (a) Operated other than in the ordinary course of business, consistent with past practice.

          (b) Taken any of the actions contemplated by Section 6.2(x).

          (c) Incurred or experienced any material adverse change.

          (d) Discharged, satisfied or incurred any material lien or encumbrance, or paid or satisfied any material obligation or liability (absolute, accrued, contingent or otherwise) which would have a material adverse effect on MedPartners, other than liabilities shown or reflected on the MedPartners Balance Sheet.

          (e) Increased or established any reserve for taxes or any other liability on its books or otherwise provided therefor which would have a material adverse effect on MedPartners, except as may have been required with respect to income or operations of MedPartners since the date of the MedPartners Balance Sheet.

          (f) Mortgaged, pledged or subjected to any lien, charge or other encumbrance any of the assets, tangible or intangible, which assets are material to the consolidated business or financial condition of MedPartners.

          (g) Sold or transferred any of the assets material to the consolidated business of MedPartners, canceled any material debts or claims or waived any material rights, except in the ordinary course of business.

          (h) Granted any general or uniform increase in the rates of pay of employees or any material increase in salary payable or to become payable by MedPartners to any officer, director, key employee or group of employees, consultant or agent (other than normal increases consistent with past practices), or by means of any bonus or pension plan, contract or other commitment, increased in a material respect the compensation of any officer, director, key employee or group of employees, consultant or agent.

          (i) Except for this Plan of Merger and any other agreement executed and delivered pursuant to this Plan of Merger, entered into any material transaction other than in the ordinary course of business or permitted under other Sections of this Plan of Merger.

          (j) Issued or sold, or agreed to issue or sell, any stock, bonds or other securities or any options or rights to purchase any of its securities (other than stock issued upon the exercise of outstanding options under MedPartners stock option plans, stock options granted under such plans and shares of MedPartners Common Stock or other securities issued pursuant to contractual obligations or in connection with the acquisition of businesses).

     3.10 Tax Matters. (a) Except (i) as set forth in Exhibit 3.10 to the MedPartners Disclosure Schedule or (ii) where the failure of the following representations to be true would not, either individually or in the aggregate, have a material adverse effect:

          (A) MedPartners and its subsidiaries have timely filed all Tax returns required to be filed by them. MedPartners and its subsidiaries have paid all Taxes (whether or not shown on any Tax return) due or claimed to be due from them by federal, foreign, state or local taxing authorities.

          (B) The reserves for Taxes contained in the financial statements and carried on the books of MedPartners or its subsidiaries (other than any reserve for deferred taxes established to reflect timing differences between book and tax income) are adequate to cover all Tax liabilities of or that reasonably could be imposed upon MedPartners or any of its subsidiaries (including tax sharing, allocation and indemnity agreements, under Treasury Reg. Section 1.1502-6 (and any comparable state or local tax provisions), or otherwise) as of the date of this Agreement.

          (C) MedPartners' tax basis in its assets exceeds MedPartners' liabilities.

     (b) Neither MedPartners nor any of its subsidiaries has taken any action or has any knowledge of any fact or circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of
Section 368(a) of the Code.

     (c) For purposes of this Agreement, "Tax" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or additional minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

     3.11 Employee Benefit Plans; Employment Matters. (a) Except as set forth in Exhibit 3.11(a) to the MedPartners Disclosure Schedule, to the knowledge of MedPartners, MedPartners has neither established nor maintained nor is obligated to make contributions to or under or otherwise participate in (i) any bonus or other type of incentive compensation plan, program or arrangement (whether or not set forth in a written document), (ii) any pension, profit-sharing, retirement or other plan, program or arrangement, or (iii) any other employee benefit plan, fund or program, including, but not limited to, those described in
Section 3(3) of ERISA (individually, a "MedPartners Plan" and collectively, the "MedPartners Plans"), except for such plans that are not material.

     (b) Except as set forth in Exhibit 3.11(b) to the MedPartners Disclosure Schedule or as is expressly contemplated by this Plan of Merger, MedPartners is not a party to any oral or written (i) union, guild or collective bargaining agreement which agreement covers employees in the United States (nor is it aware of any union organizing activity currently being conducted in respect to any of its employees), (ii) agreement with any executive officer or other key employee the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction of the nature contemplated by this Plan of Merger and which provides for the payment of in excess of $25,000.00, or
(iii) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of which will be accelerated, by the occurrence of any of the transactions contemplated by this Plan of Merger or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Plan of Merger.

     (c) Prior to the Effective Time, MedPartners will deliver or make available to PhyCor true, accurate and complete copies of the documents comprising each MedPartners Plan, each pension plan (as defined in Section 3(2) of ERISA) maintained by or for the benefit of employees of any entity which is affiliated with MedPartners through a management agreement, and any related trust agreements, annuity contracts or any other funding instruments ("Funding Arrangements") and the most recent Form 5500 annual report.

     (d) Except as set forth in Exhibit 3.11(d) of the MedPartners Disclosure Schedule or as would not have a material adverse effect on MedPartners:

          (i) Each MedPartners Plan intended to be qualified under Section 401(a) of the Code has a current favorable determination letter and no event has occurred which, to the knowledge of MedPartners, could cause any MedPartners Plan to become disqualified for purposes of Section 401(a) of the Code. Each MedPartners Plan has been operated in compliance with applicable law, including ERISA and the Code as applicable, and in accordance with its terms. There are no pending claims, lawsuits or actions relating to any MedPartners Plan (other than ordinary course claims for benefits) and, to the best knowledge of MedPartners, none are threatened that would result in a material adverse effect.

          (ii) No act or failure to act by MedPartners, any of MedPartners' officers, directors or employees, or, to the knowledge of MedPartners, any other "party in interest" (as defined in ERISA), has resulted in a "prohibited transaction" (as defined in ERISA) with respect to the MedPartners Plans that is not subject to a statutory or regulatory exception. No "reportable event" (as defined in ERISA, but excluding any event for which notice is waived under the ERISA regulations) has occurred with respect to any of the MedPartners Plans which is subject to Title IV of ERISA. MedPartners has not previously made, is not currently making, and is not obligated in any way to make, any contributions to any multi-employer plan within the meaning of the Multi-Employer Pension Plan Amendments Act of 1980. Neither MedPartners nor any other employer who has participated or is participating in any MedPartners Plan (a "Sponsor") has incurred any liability to the Department of Labor (the "DOL"), the Pension Benefit Guaranty Corporation (the "PBGC") or the Internal Revenue Service in connection with any MedPartners Plans, and no condition exists that presents a risk to MedPartners or any Sponsor of incurring any liability to the DOL, the PBGC or Internal Revenue Service.

          (iii) Full payment has been made of all amounts which are required under the terms of each MedPartners Plan or Funding Arrangement to have been paid as of the due date for such payments that have occurred on or before the Effective Time, and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code) has been incurred with respect to such MedPartners Plan, whether or not waived.

     3.12 Compliance with Laws in General. Except as set forth in Exhibit 3.12 to the MedPartners Disclosure Schedule, none of MedPartners or any MedPartners Subsidiary, MedPartners Partnership or Other MedPartners Entity has received any notices of, nor to the best of its knowledge, have there been any, material violations of any federal, state and local laws, regulations and ordinances relating to its business and operations, including, without limitation, the Occupational Safety and Health Act, the Americans with Disabilities Act, the Medicare or applicable Medicaid statutes and regulations, including billing and coding (and also including the physician self-referral prohibitions of 42 U.S.C. 1395nn et seq. and the anti-fraud and abuse provisions of 42 U.S.C. 1320a-7b), and any environmental laws, and no notice of any pending inspection or violation of any such law, regulation or ordinance has been received by MedPartners or any MedPartners Subsidiary, MedPartners Partnership or Other MedPartners Entity, except in any such case as would not have a material adverse effect on MedPartners.

     3.13 Regulatory Approvals. Except as disclosed in Exhibit 3.13 to the MedPartners Disclosure Schedule, MedPartners and each MedPartners Subsidiary, MedPartners Partnership and Other MedPartners Entity, as applicable, holds all licenses and other regulatory approvals required or necessary to be applied for or obtained in connection with its business as currently conducted or as proposed to be conducted, except where the failure to obtain such license or regulatory approval would not have a material adverse effect on MedPartners. All such licenses and other regulatory approvals relating to the business, operations and facilities of MedPartners and each MedPartners Subsidiary, MedPartners Partnership and Other MedPartners Entity are in full force and effect, except where any failure of such license or regulatory approval to be in full force and effect would not have a material adverse effect on MedPartners. Any and all past litigation concerning such licenses and regulatory approvals, and all claims and causes of action raised therein, has been finally adjudicated. No such license or regulatory approval has been revoked, conditioned (except as may be customary) or restricted, and no action (equitable, legal or administrative), arbitration or other process is pending, or to the best knowledge of MedPartners, threatened, which in any way challenges the validity of, or seeks to revoke, condition or restrict, any such license or regulatory approval, except as would not have a material adverse effect on MedPartners.

     3.14 Commissions and Fees. Except for Smith Barney Inc., there are no claims for brokerage commissions, investment bankers' fees or finder's fees in connection with the transactions contemplated by this Plan of Merger resulting from any action taken by MedPartners or any of its officers, directors or agents.

     3.15 Stockholder Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of MedPartners Common Stock entitled to vote thereon is the only vote of the holders of any class or series of MedPartners capital stock necessary for MedPartners to approve this Plan of Merger, the Merger and the transactions contemplated thereby (the "MedPartners Stockholder Approval").

     3.16 Pooling Matters. To the best knowledge of MedPartners, neither MedPartners nor any of its affiliates has taken or agreed to take any action that (without giving effect to any actions taken or agreed to be taken by PhyCor or any of its affiliates) would prevent PhyCor from accounting for the business combination to be effected by the Merger as a pooling of interests for financial reporting purposes.

     3.17 Opinion of Financial Advisor. The Board of Directors of MedPartners has received the opinion of Smith Barney Inc. to the effect that, as of the date of this Plan of Merger, the Exchange Ratio is fair to holders of MedPartners Common Stock from a financial point of view.

     3.18 Rights Plan. The MedPartners Rights Agreement has been amended, to the extent necessary, to (i) render the Rights inapplicable to the Merger and the other transactions contemplated hereby, (ii) provide that (x) neither PhyCor nor any of its subsidiaries or affiliates is or will be an Acquiring Person (as defined in the Rights Agreement), (y) neither a Stock Acquisition Date nor a Distribution Date (as defined in the Rights Agreement) shall occur by reason of the execution or delivery of this Plan of Merger or the consummation of any of the transactions contemplated hereby and (z) the Rights shall expire immediately prior to the Effective Time.

                                   SECTION 4.

                   REPRESENTATIONS AND WARRANTIES OF PHYCOR.

     PhyCor hereby represents and warrants to MedPartners as follows:

     4.1 Organization and Existence. PhyCor is a corporation duly organized and validly existing under the laws of the State of Tennessee. PhyCor has all necessary corporate power to own its properties and assets and to carry on its business as presently conducted. PhyCor does not own, and has not within the two years immediately preceding the date of this Plan of Merger owned, directly or indirectly, any shares of MedPartners Common Stock.

     4.2 PhyCor Capitalization. (a) PhyCor's authorized capital consists of (i) 250,000,000 shares of Common Stock, no par value per share, of which 64,495,674 shares are issued and outstanding as of October 27, 1997, and no shares are held in treasury and (ii) 10,000,000 shares of Preferred Stock, no par value per share, of which no shares are issued and outstanding and no shares are held in treasury. No shares of PhyCor Common Stock have been issued since such date other than shares issued upon the exercise of options or other contractual obligations outstanding on such date or in connection with the acquisition of businesses. All of the issued and outstanding shares of PhyCor Common Stock have been duly and validly issued and are fully paid and nonassessable. Except as set forth in Exhibit 4.2 to the Disclosure Schedule delivered to MedPartners by PhyCor at the time of the execution and delivery of this Plan of Merger (the "PhyCor Disclosure Schedule"), there are no options, warrants, or similar rights granted by PhyCor or any affiliate thereof or other agreements to which PhyCor or any such affiliate is a party providing for the issuance or sale by it of any additional securities. There is no liability for dividends declared or accumulated but unpaid with respect to any of the shares of PhyCor Common Stock. PhyCor has not made any distributions to any holder of PhyCor Common Stock or participated in or effected any issuance, exchange or retirement of shares of PhyCor Common Stock, or otherwise changed the equity interests of holders of shares of PhyCor Common Stock in contemplation of effecting the Merger within the two years immediately preceding the date of this Plan of Merger. Any PhyCor Shares that PhyCor has re-acquired during the two years immediately preceding the date of this Plan of Merger have been so reacquired only for purposes other than Business Combinations.

     (b) On the Closing Date, PhyCor will have a sufficient number of authorized but unissued shares of its Common Stock available for issuance to the holders of MedPartners Shares in accordance with the provisions of this Plan of Merger. The PhyCor Common Stock to be issued pursuant to this Plan of Merger will, when so delivered, be (i) duly and validly issued, fully paid and nonassessable and (ii) registered in a registration statement on Form S-4 filed with the SEC.

     4.3 Subsidiaries and Affiliated Entities. (a) Attached as Exhibit 4.3 to the PhyCor Disclosure Schedule is a list of all subsidiaries of PhyCor (individually, a "PhyCor Subsidiary", and collectively, the "PhyCor Subsidiaries") and their states of incorporation. There are no professional corporations with which PhyCor has a service or management agreement and which are owned by individual physician-shareholders, the majority of whom have a financial or other relationship individually with PhyCor. Except as set forth in
Exhibit 4.3 to the PhyCor Disclosure Schedule, PhyCor does not control, directly or indirectly, any other corporation, association, partnership or business organization. The outstanding shares of capital stock or other equity interests of each PhyCor Subsidiary have been duly authorized and are validly issued, fully paid and nonassessable. All shares of capital stock or other equity interests of each PhyCor Subsidiary owned by PhyCor or any of its subsidiaries are owned by PhyCor, either directly or indirectly, free and clear of all liens, encumbrances, equities or claims.

     (b) Also disclosed in Exhibit 4.3 to the PhyCor Disclosure Schedule is a list of all general or limited partnerships in which a general partner is PhyCor, a PhyCor Subsidiary or another partnership controlled by PhyCor (individually a "PhyCor Partnership" and collectively, the "PhyCor Partnerships"), and all limited liability companies in which PhyCor or a PhyCor Subsidiary is a member or manager (individually, a "PhyCor LLC"; the PhyCor Partnerships and the PhyCor LLCs being collectively called the "Other PhyCor Entities"), and their states of organization. All interests of each Other PhyCor Entity owned by PhyCor or any of its subsidiaries are owned by PhyCor, either directly or indirectly, free and clear of all liens, encumbrances, equities or claims.

     (c) Except as set forth in Exhibit 4.3, neither PhyCor nor any PhyCor Subsidiary or Other PhyCor Entity controls, directly or indirectly, any other joint venture or partnership.

     (d) The terms "PhyCor Subsidiary" and "Other PhyCor Entity" do not include any affiliated medical groups.

     4.4 Organization, Existence and Foreign Qualifications of Significant PhyCor Subsidiaries. (a) Each Significant PhyCor Subsidiary is a corporation duly organized and validly existing under the laws of its respective state of incorporation. Each Significant PhyCor Subsidiary has all necessary corporate power to own its properties and assets and to carry on its business as presently conducted.

     (b) Each Significant PhyCor Subsidiary is qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the nature or character of the property owned, leased or operated by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to so qualify would not have a material adverse effect on PhyCor.

     4.5 Power and Authority. PhyCor has the corporate power to execute, deliver and perform this Plan of Merger and all agreements and other documents executed and delivered or to be executed and delivered by it pursuant to this Plan of Merger, and, subject to obtaining the PhyCor Stockholder Approval (as hereinafter defined) has taken all corporate action required to authorize the execution, delivery and performance of this Plan of Merger and such related documents. The execution and delivery of this Plan of Merger has been approved by the Board of Directors of PhyCor. This Plan of Merger has been duly executed and delivered by PhyCor and is a valid and binding obligation of PhyCor enforceable against PhyCor in accordance with its terms.

     Except for the filings set forth on Exhibit 4.5 to the PhyCor Disclosure Schedule and the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Securities Act, the HSR Act, the TBCA and the DGCL, neither the execution, delivery or performance of this Plan of Merger by PhyCor nor the consummation by PhyCor of the transactions contemplated hereby nor compliance by PhyCor with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the Restated Charter or the Amended Bylaws of PhyCor or of any of its subsidiaries, (ii) require any filing with, or permit, authorization, consent or approval of a Governmental Entity, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which PhyCor or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to PhyCor, any of its subsidiaries or any of their properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such violations, breaches or defaults which would not, individually or in the aggregate, have a material adverse effect on PhyCor.

     4.6 PhyCor's Public Information. PhyCor has heretofore made available to MedPartners a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by it with the SEC (as any such documents have since the time of their original filing been amended, the "PhyCor Documents") since January 1, 1995, which are all the documents (other than preliminary material) that it was required to file with the SEC since such date. As of their respective dates, the PhyCor Documents did not contain any untrue statements of material facts or omit to state material facts required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the PhyCor Documents complied in all material respects with the applicable requirements of the Securities Act, and the Exchange Act, and the rules and regulations promulgated under such statutes. The financial statements contained in the PhyCor Documents, together with the notes thereto, have been prepared in accordance with GAAP consistently followed throughout the periods indicated (except as may be indicated in the notes thereto, or, in the case of the unaudited financial statements, as permitted by Form 10-Q), reflect all liabilities of PhyCor and its consolidated subsidiaries, fixed or contingent, required to be stated therein, and present fairly the financial condition of PhyCor and its consolidated subsidiaries at such dates and the consolidated results of operations and cash flows of PhyCor and its consolidated subsidiaries for the periods then ended. The consolidated balance sheet of PhyCor at June 30, 1997, included in the Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1997 of PhyCor is herein sometimes referred to as the "PhyCor Balance Sheet".

     4.7 Legal Proceedings. Except as disclosed in Exhibit 4.7 to the PhyCor Disclosure Schedule, or in the PhyCor Documents, there is no pending or, to the best knowledge of PhyCor, threatened litigation, governmental investigation, condemnation or other proceeding against or relating to or affecting PhyCor or any of its subsidiaries or the transactions contemplated by this Plan of Merger, which would be reasonably likely, in the aggregate, to have a material adverse effect on PhyCor and, to the knowledge of PhyCor, no basis for any such action exists.

     4.8 Certain Contract Matters. (a) All material contracts, leases, agreements and arrangements to which PhyCor or any of the PhyCor Subsidiaries or Other PhyCor Entities is a party are legally valid and binding in accordance with their terms and in full force and effect. PhyCor and each PhyCor Subsidiary or Other PhyCor Entity that is a party to such contracts, leases, agreements and arrangements has complied in all material respects with the provisions of such contracts, leases, agreements and arrangements; to the knowledge of PhyCor, no other party is in default thereunder; and no event has occurred which, but for the passage of time or the giving of notice or both, would constitute a default thereunder, except, in each case, where the invalidity of the lease, contract, agreement or arrangement or the default or breach thereunder or thereof would not, individually or in the aggregate, have a material adverse effect on PhyCor.

     (b) Except as set forth on Exhibit 4.8 to the PhyCor Disclosure Schedule, no contract or agreement to which PhyCor or any PhyCor Subsidiary, PhyCor Partnership or Other PhyCor Entity is a party will, by its terms, terminate as a result of the transactions contemplated hereby or require any consent from any obligor thereto in order to remain in full force and effect immediately after the Effective Time, except for contracts or agreements which, if terminated, would not have a material adverse effect on PhyCor.

     (c) Except as set forth on Exhibit 4.8 to the PhyCor Disclosure Schedule, none of PhyCor or any PhyCor Subsidiary or Other PhyCor Entity has granted any right of first refusal or similar right in favor of any third party with respect to any material portion of its properties or assets or entered into any non-competition agreement or similar agreement restricting its ability to engage in any business in any location.

     4.9 Subsequent Events. Except as set forth in Exhibit 4.9 to the PhyCor Disclosure Schedule or as contemplated by this Plan of Merger, neither PhyCor nor any PhyCor Subsidiary has, since the date of the PhyCor Balance Sheet:

          (a) Operated other than in the ordinary course of business, consistent with past practice.

          (b) Taken any of the actions contemplated by Section 6.2(y).

          (c) Incurred or experienced any material adverse change.

          (d) Discharged or satisfied any material lien or encumbrance, or paid or satisfied any material obligation or liability (absolute, accrued, contingent or otherwise), which discharge, payment or satisfaction would have a material adverse effect on PhyCor, other than (i) liabilities shown or reflected on the PhyCor Balance Sheet or (ii) liabilities incurred since the date of the PhyCor Balance Sheet in the ordinary course of business.

          (e) Increased or established any reserve for taxes or any other liability on its books or otherwise provided therefor which would have a material adverse effect on PhyCor, except as may have been required with respect to income or operations of PhyCor since the date of the PhyCor Balance Sheet.

          (f) Mortgaged, pledged or subjected to any lien, charge or other encumbrance any of the assets, tangible or intangible, which assets are material to the business or financial condition of PhyCor.

          (g) Sold or transferred any of the assets material to the consolidated business of PhyCor, canceled any material debts or claims or waived any material rights, except in the ordinary course of business.

          (h) Granted any general or uniform increase in the rates of pay of employees or any material increase in salary payable or to become payable by PhyCor to any officer, director, key employee, group of employees, consultant or agent (other than normal increases consistent with past practices), or by means of any bonus or pension plan, contract or other commitment, increased in a material respect the compensation of any officer, director, key employee, group of employees, consultant or agent.

          (i) Except for this Plan of Merger and any other agreement executed and delivered pursuant to this Plan of Merger, entered into any material transaction other than in the ordinary course of business or permitted under other Sections of this Plan of Merger.

          (j) Issued any stock, bonds or other securities or any options or rights to purchase any of its securities (other than stock issued upon the exercise of outstanding options under PhyCor stock option plans, stock options granted under such plans and shares of PhyCor Common Stock or other securities issued pursuant to contractual obligations or in connection with the acquisition of businesses).

     4.10 Tax Matters. (a) Except (i) as set forth in Exhibit 4.10 to the PhyCor Disclosure Schedule or (ii) where the failure of the following representations to be true would not, either individually or in the aggregate, have a material adverse effect:

          (A) PhyCor and its subsidiaries have timely filed all Tax returns required to be filed by them. PhyCor and its subsidiaries have paid all Taxes (whether or not shown on any Tax return) due or claimed to be due from them by federal, foreign, state or local taxing authorities.

          (B) The reserves for Taxes contained in the financial statements and carried on the books of PhyCor or its subsidiaries (other than any reserve for deferred taxes established to reflect timing differences between book and tax income) are adequate to cover all Tax liabilities of or that reasonably could be imposed upon PhyCor or any of its subsidiaries (including tax sharing, allocation and indemnity agreements, under Treasury Reg. Section 1.1502-6 (and any comparable state or local tax provisions) or otherwise) as of the date of this Agreement.

          (C) Neither PhyCor nor any of its subsidiaries has distributed the stock of any corporation in a transaction satisfying the requirements of
     Section 355 of the Code since April 16, 1997.

     (b) Neither PhyCor nor any of its subsidiaries has taken any action or has any knowledge of any fact or circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

     4.11 Employee Benefit Plans; Employment Matters. (a) Except as set forth in Exhibit 4.11(a) to the PhyCor Disclosure Schedule, to the knowledge of PhyCor, PhyCor has neither established nor maintained nor is obligated to make contributions to or under or otherwise participate in (i) any bonus or other type of incentive compensation plan, program or arrangement (whether or not set forth in a written document), (ii) any pension, profit-sharing, retirement or other plan, program or arrangement, or (iii) any other employee benefit plan, fund or program, including, but not limited to, those described in Section 3(3) of ERISA (individually, a "PhyCor Plan" and collectively, the "PhyCor Plans"), except for such plans that are not material.

     (b) Except as set forth in Exhibit 4.11(b) to the PhyCor Disclosure Schedule or as is expressly contemplated by this Plan of Merger, PhyCor is not a party to any oral or written (i) union, guild or collective bargaining agreement which agreement covers employees in the United States (nor is it aware of any union organizing activity currently being conducted in respect to any of its employees), (ii) agreement with any executive officer or other key employee the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction of the nature contemplated by this Plan of Merger and which provides for the payment of in excess of $25,000.00, or (iii) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of which will be accelerated, by the occurrence of any of the transactions contemplated by this Plan of Merger or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Plan of Merger.

     (c) Prior to the Effective Time, PhyCor will deliver or make available to MedPartners true, accurate and complete copies of the documents comprising each PhyCor Plan, each pension plan (as defined in Section 3(2) of ERISA) maintained by or for the benefit of employees of any entity which is affiliated with PhyCor through a management agreement, and any related trust agreements, annuity contracts or any other funding instruments ("Funding Arrangements") and the most recent Form 5500 annual report.

     (d) Except as set forth in Exhibit 4.11(d) of the PhyCor Disclosure Schedule or as would not have a material adverse effect on PhyCor:

          (i) Each PhyCor Plan intended to be qualified under Section 401(a) of the Code has a current favorable determination letter and no event has occurred which, to the knowledge of PhyCor, could cause any PhyCor Plan to become disqualified for purposes of Section 401(a) of the Code. Each PhyCor Plan has been operated in compliance with applicable law, including ERISA and the Code as applicable, and in accordance with its terms. There are no pending claims, lawsuits or actions relating to any PhyCor Plan (other than ordinary course claims for benefits) and, to the best knowledge of PhyCor, none are threatened that would result in a material adverse effect.

          (ii) No act or failure to act by PhyCor, any of PhyCor's officers, directors or employees, or, to the knowledge of PhyCor, any other "party in interest" (as defined in ERISA), has resulted in a "prohibited transaction" (as defined in ERISA) with respect to the PhyCor Plans that is not subject to a statutory or regulatory exception. No "reportable event" (as defined in ERISA, but excluding any event for which notice is waived under the ERISA regulations) has occurred with respect to any of the PhyCor Plans which is subject to Title IV of ERISA. PhyCor has not previously made, is not currently making, and is not obligated in any way to make, any contributions to any multi-employer plan within the meaning of the Multi-Employer Pension Plan Amendments Act of 1980. Neither PhyCor nor any other employer who has participated or is participating in any PhyCor Plan (a "Sponsor") has incurred any liability to the DOL, the PBGC or the Internal Revenue Service in connection with any PhyCor Plans, and no condition exists that presents a risk to PhyCor or any Sponsor of incurring any liability to the DOL, the PBGC or Internal Revenue Service.

          (iii) Full payment has been made of all amounts which are required under the terms of each PhyCor Plan or Funding Arrangement to have been paid as of the due date for such payments that have occurred on or before the Effective Time, and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code) has been incurred with respect to such PhyCor Plan, whether or not waived.

     4.12 Compliance with Laws in General. Except as set forth in Exhibit 4.12 to the PhyCor Disclosure Schedule, PhyCor and each PhyCor Subsidiary and Other PhyCor Entity has not received any notices of, nor to the best of its knowledge, have there been any, material violations of any federal, state and local laws, regulations and ordinances relating to its business and operations, including, without limitation, the Occupational Safety and Health Act, the Americans with Disabilities Act, the Medicare or applicable Medicaid statutes and regulations, including billing and coding (and also including the physician self-referral prohibitions of 42 U.S.C. 1395nn et seq. and the anti-fraud and abuse provisions of 42 U.S.C. 1320a-7b), and any environmental laws, and no notice of any pending inspection or violation of any such law, regulation or ordinance has been received by PhyCor, except in any such case as would not have a material adverse effect on PhyCor.

     4.13 Regulatory Approvals. Except as disclosed in Exhibit 4.13 to the PhyCor Disclosure Schedule, PhyCor holds all licenses and other regulatory approvals required or necessary to be applied for or obtained in connection with its business as currently conducted, except where the failure to obtain such license or regulatory approval would not have a material adverse effect on PhyCor. All such licenses and other regulatory approvals relating to the business, operations and facilities of PhyCor are in full force and effect, except where any failure of such license or regulatory approval to be in full force and effect would not have a material adverse effect on PhyCor. Any and all past litigation concerning such licenses and regulatory approvals, and all claims and causes of action raised therein, has been finally adjudicated. No such license or regulatory approval has been revoked, conditioned (except as may be customary) or restricted, and no action (equitable, legal or administrative), arbitration or other process is pending, or to the best knowledge of PhyCor, threatened, which in any way challenges the validity of, or seeks to revoke, condition or restrict any such license or regulatory approval, except as would not have a material adverse effect on PhyCor.

     4.14 Commissions and Fees. Except for BT Alex. Brown Incorporated, there are no claims for brokerage commissions, investment bankers' fees or finder's fees in connection with the transactions contemplated by this Plan of Merger resulting from any action taken by PhyCor or any of its officers, directors or agents.

     4.15 Stockholder Vote Required. The affirmative vote of (a) the holders of a majority of the shares of PhyCor Common Stock present, in person or by proxy at the PhyCor special meeting to amend PhyCor's Restated Charter to increase the authorized PhyCor Shares to 750,000,000 and (b) the holders of a majority of the outstanding shares of PhyCor Common Stock entitled to vote thereon are the only votes of the holders of any class or series of PhyCor capital stock necessary for PhyCor to approve this Plan of Merger, the Merger and the transactions contemplated thereby (the "PhyCor Stockholder Approval").

     4.16 Pooling Matters. To the best knowledge of PhyCor, neither PhyCor nor any of its affiliates has taken or agreed to take any action that (without giving effect to any actions taken or agreed to be taken by MedPartners or any of its affiliates) would prevent PhyCor from accounting for the business combination to be effected by the Merger as a pooling of interests for financial reporting purposes.

     4.17 Opinion of Financial Advisor. The Board of Directors of PhyCor has received the opinion of BT Alex. Brown Incorporated to the effect that, as of its date and subject to the conditions thereof, the Exchange Ratio is fair from a financial point of view to the holders of PhyCor Common Stock.

                                   SECTION 5.

                      ACCESS TO INFORMATION AND DOCUMENTS.

     5.1 Access to Information. Between the date hereof and the Closing Date, each of PhyCor and MedPartners will give to the other party and its counsel, accountants and other representatives full access to all the personnel, properties, documents, contracts, personnel files and other records of such party and shall furnish the other party with copies of such documents and with such information with respect to the affairs of such party as the other party may from time to time reasonably request. Each party will disclose and make available to the other party and its representatives all books, contracts, accounts, personnel records, letters of intent, papers, records, communications with regulatory authorities and other documents relating to the business and operations of such party.

     5.2 Return of Records. If the transactions contemplated hereby are not consummated and this Plan of Merger terminates, each party agrees to promptly return all documents, contracts, records or properties of the other party and all copies thereof furnished pursuant to this Section 5 or otherwise. All information disclosed in connection with the transactions contemplated hereby to any party or any affiliate or representative of any party by any party or any affiliate or representative of any party shall be deemed to be such party's "Confidential Information" under the terms of the Confidentiality Agreement, dated October 17, 1997, between MedPartners and PhyCor (the "Confidentiality Agreement").

                                   SECTION 6.

                                   COVENANTS.

     6.1 Preservation of Business. From the date of this Plan of Merger, each of PhyCor and MedPartners will use its reasonable best efforts to preserve its business organization intact, to keep available to PhyCor the services of their present employees, and to preserve for PhyCor the goodwill of the suppliers, customers and others having business relations with them and their respective subsidiaries.

     6.2 Material Transactions. (x) Except as disclosed in Exhibit 6.2(x) to the MedPartners Disclosure Schedule or as contemplated by this Plan of Merger, prior to the Effective Time, neither MedPartners nor any MedPartners Subsidiary, MedPartners Partnership or Other MedPartners Entity will (other than as required pursuant to the terms of this Plan of Merger and the related documents), without first obtaining the written consent of PhyCor:

          (a) amend its Certificate of Incorporation or Bylaws or similar organizational documents;

          (b) (i) declare, set aside or pay any dividend or other distribution with respect to its capital stock, (ii) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock; (iii) issue, sell, pledge, dispose of or encumber any securities (or any rights to acquire such securities), other than shares issued upon the exercise of options outstanding on the date hereof in accordance with the option plans as in effect on the date hereof and securities issued pursuant to existing contractual obligations or in connection with the acquisition of businesses; or (iv) split, combine or reclassify its outstanding capital stock;

          (c) acquire or agree to acquire, any material assets or business either by purchase, merger or otherwise, the acquisition of which would require the filing by MedPartners of a Current Report on Form 8-K under the Exchange Act;

          (d) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any material assets other than in the ordinary and usual course of business and consistent with past practice;

          (e) except in the ordinary course of business, consistent with past practice, (i) grant any increase in the compensation payable or to become payable to any of its executive officers or key employees, (ii)(A) adopt any new, or (B) amend or otherwise increase, or accelerate the payment or vesting of the amounts payable or to become payable under any existing, bonus, incentive compensation, deferred compensation, severance, profit sharing, stock option, stock purchase, insurance, pension, retirement or other employee benefit plan agreement or arrangement, (iii) enter into any employment or severance agreement with or, except in accordance with the existing written agreements, grant any severance or termination pay to any officer, director, key employee or group of employees or (iv) increase the compensation or benefits of any officer, director, key employee or group of employees;

          (f) modify, amend or terminate any of its material contracts or waive, release or assign any material rights or claims, except in the ordinary course of business and consistent with past practice;

          (g) (i) incur or assume any long-term debt, or except in the ordinary course of business, incur or assume any short-term indebtedness in amounts not consistent with past practice; (ii) incur or modify any material indebtedness or other liability; (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary course of business and consistent with past practice; (iv) make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly owned subsidiaries of MedPartners or customary loans or advances to employees in accordance with past practice); or (v) enter into any material commitment or transaction;

          (h) except as would not have a material adverse effect, make any tax election or settle or compromise any tax liability, or make any change in any method of accounting for taxes or accounting policy with respect to taxes;

          (i) change any of the accounting methods or policies used by it unless required by GAAP;

          (j) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations, in the ordinary course of business and consistent with past practice, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of MedPartners and its consolidated entities;

          (k) take, or agree to commit to take, any action that would make any representation or warranty of MedPartners contained herein inaccurate in any material respect at, or as of any time prior to, the Effective Time;

          (l) enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing; or

          (m) take any action of a character described in Section 3.9(a) to 3.9(j) inclusive.

          (y) Except as disclosed in Exhibit 6.2(y) to the PhyCor Disclosure Schedule or as contemplated by this Plan of Merger, prior to the Effective Time, neither PhyCor nor any PhyCor Subsidiary nor Other PhyCor Entity will (other than as required pursuant to the terms of this Plan of Merger and the related documents), without first obtaining the written consent of
     MedPartners:

             (a) amend its Restated Charter or Amended Bylaws or similar organizational documents;

             (b) (i) declare, set aside or pay any dividend or other distribution with respect to its capital stock, (ii) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock; (iii) issue, sell, pledge, dispose of or encumber any securities (or any rights to acquire such securities), other than shares issued upon the exercise of options outstanding on the date hereof in accordance with the option plans as in effect on the date hereof and securities issued pursuant to existing contractual obligations or in connection with the acquisition of businesses; or (iv) split, combine or reclassify its outstanding capital stock;

             (c) acquire or agree to acquire, any material assets either by purchase, merger or otherwise;

             (d) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any material assets other than in the ordinary and usual course of business and consistent with past practice;

             (e) except in the ordinary course of business, consistent with past practice (i) grant any increase in the compensation payable or to become payable to any of its executive officers or key employees, (ii)(A) adopt any new, or (B) amend or otherwise increase, or accelerate the payment or vesting of the amounts payable or to become payable under any existing, bonus, incentive compensation, deferred compensation, severance, profit sharing, stock option, stock purchase, insurance, pension, retirement or other employee benefit plan agreement or arrangement, (iii) enter into any employment or severance agreement with or, except in accordance with the existing written agreements, grant any severance or termination pay to any officer, director, key employee or group of employees, or (iv) increase the compensation or benefits of any officer, director, key employee or group of employees;

             (f) modify, amend or terminate any of its material contracts or waive, release or assign any material rights or claims, except in the ordinary course of business and consistent with past practice;

             (g) (i) incur or assume any long-term debt, or except in the ordinary course of business, incur or assume any short-term indebtedness in amounts not consistent with past practice; (ii) incur or modify any material indebtedness or other liability; (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary course of business and consistent with past practice; (iv) make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly owned subsidiaries of PhyCor or customary loans or advances to employees in accordance with past practice); or (v) enter into any material commitment or transaction;

             (h) except as would not have a material adverse effect, make any tax election or settle or compromise any tax liability, or make any change in any method of account for taxes or accounting policy with respect to taxes;

             (i) change any of the accounting methods or policies used by it unless required by GAAP;

             (j) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations, in the ordinary course of business and consistent with past practice, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of PhyCor and its consolidated subsidiaries;

             (k) take, or agree to commit to take, any action that would make any representation or warranty of PhyCor contained herein inaccurate in any material respect at, or as of any time prior to, the Effective Time;

             (l) enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing; or

             (m) take any action of a character described in Sections 4.9(a) to 4.9(j), inclusive.

     6.3 Meetings of Stockholders. Each of PhyCor and MedPartners will take all steps necessary in accordance with its respective Charter or Certificate of Incorporation and Bylaws to call, give notice of, convene and hold meetings of its respective stockholders (the "Stockholder Meetings") as soon as practicable after the effectiveness of the Registration Statement (as defined in Section 6.4 hereof), for the purpose of obtaining the PhyCor Stockholder Approval and the MedPartners Stockholder Approval and for such other purposes as may be necessary (including any increase in the number of authorized shares of PhyCor Common Stock required for the consummation of the transactions contemplated hereby). Unless this Plan of Merger shall have been validly terminated as provided herein, the Boards of Directors of PhyCor and MedPartners (subject to their fiduciary duties under applicable law) will (a)(i) recommend to their stockholders the approval and adoption of the matters to be voted on, to the extent that such approval is required by applicable law in order to consummate the Merger, and (ii) use their respective reasonable best efforts to obtain the necessary approvals of their respective stockholders of the transactions contemplated hereby and (b) the Boards of Directors will not recommend to their respective stockholders any Alternative Proposal (as defined herein) other than the Merger.

     6.4 Registration Statement. (a) PhyCor shall prepare and file with the SEC and any other applicable regulatory bodies, as soon as reasonably practicable, a Registration Statement on Form S-4 with respect to the shares of the PhyCor Common Stock to be issued in the Merger (the "Registration Statement"), and will otherwise proceed promptly to satisfy the requirements of the Securities Act, including Rule 145 thereunder. Such Registration Statement shall contain a joint proxy statement of PhyCor and MedPartners containing the information required by the Exchange Act (the "Proxy Statement"). PhyCor shall use its reasonable best efforts to cause the Registration Statement to be declared effective and to maintain such effectiveness until all of the shares of the PhyCor Common Stock covered thereby have been distributed. PhyCor shall promptly amend or supplement the Registration Statement to the extent necessary in order to make the statements therein not misleading in any material respect or to correct any statements which have become materially false or misleading. PhyCor shall provide MedPartners with copies of all filings made pursuant to this Section 6.4 and shall consult with MedPartners on responses to any comments made by the Staff of the SEC with respect thereto.

     (b) The information supplied by MedPartners for inclusion or incorporation by reference in the Registration Statement shall not, at the time the Registration Statement is declared effective, at the time the Proxy Statement is first mailed to holders of MedPartners Common Stock and holders of PhyCor Common Stock, at the time of the Stockholder Meetings and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, not misleading. The information supplied by MedPartners for inclusion or incorporation by reference in the Proxy Statement shall not, at the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to holders of MedPartners Common Stock and holders of PhyCor Common Stock, at the time of the Stockholder Meetings and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to MedPartners, or its officers or directors, should be discovered by MedPartners which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, MedPartners shall promptly inform PhyCor. All documents, if any, that MedPartners is responsible for filing with the SEC in connection with the transactions contemplated hereby or that will be incorporated by reference in the Registration Statement complied or will comply at the time of their respective filings as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

     (c) The information supplied by PhyCor for inclusion or incorporation by reference in the Registration Statement shall not, at the time the Registration Statement is declared effective, at the time the Proxy Statement is first mailed to holders of PhyCor Common Stock and holders of MedPartners Common Stock, at the time of the Stockholder Meetings and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, not misleading. The information supplied by PhyCor for inclusion or incorporation by reference in the Proxy Statement shall not, at the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to holders of PhyCor Common Stock and holders of MedPartners Common Stock, at the time of the Stockholder Meetings or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to PhyCor, or its officers or directors, should be discovered by PhyCor which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, PhyCor should promptly inform MedPartners and shall promptly file such amendment to the Registration Statement. All documents that PhyCor is responsible for filing with the SEC in connection with the transactions contemplated hereby or that will be incorporated by reference in the Registration Statement complied or will comply at the time of their respective filings as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

     (d) Prior to the Closing Date, PhyCor shall use its reasonable best efforts to cause the shares of PhyCor Common Stock to be issued pursuant to the Merger to be registered or qualified under all applicable securities or Blue Sky laws of each of the states and territories of the United States, and to take any other actions which may be necessary to enable the PhyCor Common Stock to be issued pursuant to the Merger to be distributed in each such jurisdiction.

     (e) Prior to the Closing Date, PhyCor shall file a Listing Application with Nasdaq (or such other exchange on which the shares of PhyCor Common Stock are then listed) relating to the shares of PhyCor Common Stock to be issued in connection with the Merger, and shall cause such shares of PhyCor Common Stock to be listed on Nasdaq (or such other exchange on which the shares of PhyCor Common Stock are then listed), upon official notice of issuance, prior to the Closing Date.

     (f) MedPartners shall furnish all information to PhyCor with respect to the MedPartners Subsidiaries as PhyCor may reasonably request for inclusion in the Registration Statement or the Proxy Statement and shall otherwise cooperate with PhyCor in the preparation and filing of such documents.

     6.5 Exemption from State Takeover Laws. The parties hereto shall take all reasonable steps necessary and within their respective powers to exempt the Merger and the other transactions contemplated hereby from the requirements of any state takeover statute or other similar state law which would prevent or impede the consummation of such transactions.

     6.6 HSR Act Compliance. PhyCor and MedPartners shall promptly make their respective filings, and shall thereafter use their reasonable best efforts to promptly make any required submissions, under the HSR Act with respect to the Merger and the transactions contemplated hereby. PhyCor and MedPartners will use their respective reasonable best efforts to obtain all other permits, authorizations, consents and approvals from third parties and governmental authorities necessary to consummate the Merger and the transactions contemplated hereby.

     6.7 Public Disclosures. PhyCor and MedPartners will consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Plan of Merger, and shall not issue any such press release or make any such public statement prior to such consultation except as may be required by applicable law or the requirements of Nasdaq. The parties shall issue a joint press release, mutually acceptable to PhyCor and MedPartners, promptly upon execution and delivery of this Plan of Merger.

     6.8 Corporate Governance Matters. Immediately prior to the Effective Time, PhyCor shall take all necessary action to cause the Board of Directors of PhyCor to elect two new members who shall be designated by MedPartners. The two members of the Board designated by MedPartners shall be elected to serve until the stockholders' meetings at which directors are to be elected in the years 1999 and 2000, respectively. The Compensation Committee and the Audit Committee, which will constitute the only committees of the Board at the Effective Time, shall contain at least one member that is a MedPartners designated director.

     6.9 Notice of Subsequent Events. Each party hereto shall notify the other party of any changes, additions or events of which it has knowledge which would cause any material change in or material addition to any Exhibit to its Disclosure Schedule delivered by the notifying party under this Plan of Merger, promptly after the occurrence of the same.

     6.10 No Solicitations. (a) Neither MedPartners nor any of its subsidiaries or affiliates shall (and MedPartners shall cause its officers, directors, employees, representatives and agents, including, but not limited to, investment bankers, attorneys and accountants, not to), directly or indirectly, encourage (including by releasing any party from any confidentiality or standstill agreement), solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than PhyCor, any of its affiliates or representatives) concerning any Alternative Proposal (as defined below). Notwithstanding the foregoing, MedPartners may furnish information concerning its business, properties or assets to a person or group pursuant to appropriate and customary confidentiality agreements, and may participate in discussions and negotiations with such person or group concerning an Alternative Proposal (x) if such person or group has on an unsolicited basis submitted a bona fide written proposal to the Board of Directors of MedPartners relating to any such transaction which the Board determines represents a superior transaction to the transactions contemplated hereby and (y) if the Board of Directors of MedPartners determines, in good faith, after receipt of advice from independent legal counsel to MedPartners, that such action is required for the Board of Directors to comply with its fiduciary duties to its stockholders under applicable law. MedPartners will immediately communicate to PhyCor (and will keep PhyCor informed on an ongoing basis of) the terms of any proposal, discussion, negotiation or inquiry (and will disclose any written materials received by MedPartners in connection with such proposal, discussion negotiation, or inquiry) and the identity of the party making such proposal or inquiry which it may receive in respect of any such transaction. As used herein, "Alternative Proposal" shall mean any bona fide proposal involving a merger, tender offer, exchange offer or sale of a majority of the assets (on a consolidated basis) or outstanding capital stock of, or substantially all of the assets or outstanding capital stock of any line of business or business unit constituting 25% or more of MedPartners' or PhyCor's revenue for 1996 or the nine months ended September 30, 1997, or similar transactions involving or relating to, MedPartners or PhyCor, as the case may be; provided, however, that Alternative Proposal shall not include any proposal that has, prior to termination of the Plan of Merger, been withdrawn, rejected or has expired by its terms.

     (b) Neither PhyCor nor any of its subsidiaries or affiliates shall (and PhyCor shall cause its officers, directors, employees, representatives and agents, including, but not limited to, investment bankers, attorneys and accountants, not to), directly or indirectly, encourage (including by releasing any party from any confidentiality or standstill agreement), solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than MedPartners, any of its affiliates or representatives) concerning any Alternative Proposal. Notwithstanding the foregoing, PhyCor may furnish information concerning its business, properties or assets to a person or group pursuant to appropriate and customary confidentiality agreements, and may participate in discussions and negotiations with such person or group concerning an Alternative Proposal (x) if such person or group has on an unsolicited basis submitted a bona fide written proposal to the Board of Directors of PhyCor relating to any such transaction which the Board determines represents a superior transaction to the transactions contemplated hereby and (y) if the Board of Directors of PhyCor determines, in good faith, after receipt of advice from independent legal counsel to PhyCor, that such action is required for the Board of Directors to comply with its fiduciary duties under applicable law. PhyCor will immediately communicate to MedPartners (and will keep MedPartners informed on an ongoing basis of) the terms of any proposal, discussion, negotiation or inquiry (and will disclose any written materials received by PhyCor in connection with such proposal, discussion negotiation, or inquiry) and the identity of the party making such proposal or inquiry which it may receive in respect of any such transaction.

     6.11 Accounting Methods. Neither PhyCor nor MedPartners shall change, in any material respect, its methods of accounting in effect at its most recent fiscal year end, except as required by changes in GAAP, if applicable, as concurred by such parties' independent accountants.

     6.12 Pooling and Tax-Free Reorganization Treatment. Neither PhyCor nor MedPartners nor any their respective subsidiaries shall take or cause to be taken any action, whether on or before the Effective Time, which would disqualify the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code.

     6.13 Affiliate and Pooling Agreements. PhyCor and MedPartners will each use their respective reasonable, good faith efforts to cause each of their respective directors and executive officers and each of their respective "affiliates" (within the meaning of Rule 145 under the Securities Act) to execute and deliver to PhyCor as soon as practicable an agreement in the form attached hereto as Exhibit 6.13 relating to the disposition of shares of PhyCor Common Stock and shares of MedPartners Common Stock held by such person and the shares of PhyCor Common Stock issuable pursuant to this Plan of Merger.

     6.14 Other Actions. Neither MedPartners nor PhyCor shall knowingly or intentionally take any action, or omit to take any action, if such action or omission would, or reasonably might be expected to, result in any of its representations and warranties set forth herein being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in this Plan of Merger not being satisfied, or (unless such action is required by applicable law) which would materially adversely affect the ability of MedPartners or PhyCor to obtain any consents or approvals required for the consummation of the Merger without imposition of a condition or restriction which would have a material adverse effect on PhyCor or which would otherwise materially impair the ability of MedPartners or PhyCor to consummate the Merger in accordance with the terms of this Plan of Merger or materially delay such consummation.

     6.15 Cooperation. (a) PhyCor and MedPartners shall together, or pursuant to an allocation of responsibility agreed to between them, (i) cooperate with one another in determining whether any filings required to be made or consents required to be obtained in any jurisdiction prior to the Effective Time in connection with the consummation of the transactions contemplated hereby and cooperate in making any such filings promptly and in seeking to obtain timely any such consents, (ii) use their respective reasonable best efforts to cause to be lifted any injunction prohibiting the Merger, or any part thereof, or the other transactions contemplated hereby, and (iii) furnish to one another and to one another's counsel all such information as may be required to effect the foregoing actions.

     (b) Subject to the terms and conditions herein provided, and unless this Plan of Merger shall have been validly terminated as provided herein, each of PhyCor and MedPartners shall use all reasonable efforts (i) to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party (or any subsidiaries or affiliates of such party) with respect to the Plan of Merger and to consummate the transactions contemplated hereby and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any governmental entity and/or any other public or private third party which is required to be obtained or made by such party or any of its subsidiaries or affiliates in connection with this Plan of Merger and the transactions contemplated hereby and (iii) to cause the conditions to the obligations of the parties hereto to be satisfied, and the Merger to be consummated, as promptly as practicable. Each of PhyCor and MedPartners will promptly cooperate with and furnish information to the other in connection with any such burden suffered by, or requirement imposed upon, either of them or any of their subsidiaries or affiliates in connection with the foregoing.

     6.16 MedPartners Stock Options. (a) As soon as reasonably practicable after the Effective Time, PhyCor shall deliver to the holders of MedPartners stock options appropriate notices setting forth such holders' rights pursuant to any stock option plans under which such MedPartners stock options were issued or substituted under a PhyCor stock option plan, as described in Section 2.1(d), and any stock option agreements evidencing such options. Subject to Section 2.1(d), PhyCor shall use its reasonable best efforts to ensure, to the extent required by, and subject to the provisions of, such plans or agreements, that MedPartners stock options which qualified as incentive stock options prior to the Effective Time shall continue to qualify as incentive stock options after the Effective Time.

     (b) PhyCor shall take all corporate action necessary to reserve for issuance a sufficient number of shares of PhyCor Common Stock for delivery upon exercise of MedPartners stock options assumed by PhyCor in accordance with
Section 2.1(d). As soon as practicable after the Effective Time, PhyCor shall file with the SEC a registration statement on Form S-8 with respect to shares of PhyCor Common Stock subject to such assumed MedPartners stock options and shall use its best efforts to maintain the effectiveness of a registration statement or registration statements covering such options (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such MedPartners stock options remain outstanding. PhyCor shall administer the plans assumed pursuant to Section 2.1(d) hereof in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent the applicable plan complied with such rule prior to the Merger.

     (c) Except to the extent otherwise agreed to by the parties, all restrictions or limitations on transfer and vesting with respect to MedPartners stock options awarded under any plan, program, or arrangement of MedPartners or any of its subsidiaries, to the extent that such restrictions or limitations shall not have already lapsed as of the Effective Time, shall remain in full force and effect with respect to such options after giving effect to the Merger and the assumption by PhyCor as set forth above.

     6.17 Publication of Combined Results. PhyCor agrees that PhyCor shall cause publication of the combined results of operations of PhyCor and MedPartners in its first Quarterly Report on Form 10-Q to be filed after the Closing Date which contains a full calendar month of such combined results. For purposes of this Section 6.17, the term "publication" shall have the meaning provided in SEC Accounting Series Release No. 135.

     6.18 Tax Opinions. Each of PhyCor and MedPartners agrees that it shall provide certificates containing reasonably requested representations to counsel in connection with rendering the opinions contemplated by Sections 8.2(c) and 8.3(c).

     6.19 Change in Control. PhyCor acknowledges and agrees that the consummation of the Merger shall constitute a "Change in Control" or "Change of Control" of MedPartners for all purposes within the meaning of all MedPartners Plans and compensation plans or compensation agreements, severance agreements and employment agreements of MedPartners.

     6.20 Insurance and Indemnification. (a) For six years after the Effective Time, PhyCor shall indemnify, defend and hold harmless the current and former officers and directors of MedPartners and its subsidiaries (each an "Indemnified Party") against all losses, claims, damages, liabilities, fees and expenses (including reasonable fees and disbursements of counsel and judgments, fines, losses, claims, liabilities and amounts paid in settlement) arising out of actions or omissions occurring at or prior to the Effective Time to the full extent permitted under Delaware law and the Certificate of Incorporation, Bylaws and any indemnity or other agreements of MedPartners, as in effect at the date hereof, including provisions relating to advancement of expenses incurred in the defense of any action or suit. PhyCor agrees that all rights to indemnification or exculpation in MedPartners' Certificate of Incorporation, Bylaws or other agreements shall survive for a period of at least six years from the Effective Time.

     (b) PhyCor shall cause to be maintained MedPartners' existing officers' and directors' liability insurance covering those persons who are currently covered by such insurance policy for a period of not less than six years after the Effective Date, provided, that PhyCor may substitute therefor policies of substantially similar coverage and amounts containing terms no less favorable to such directors or officers, provided, however, that in no event shall PhyCor be required to pay annual premiums for insurance in excess of 200% of the aggregate annual premiums currently paid by MedPartners and provided, further, that if such coverage is not available for such amount, PhyCor shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

     6.21 TAPS. MedPartners and PhyCor shall cooperate and take any actions reasonably required in connection with MedPartners' Threshold Appreciation Price Securities in connection with the Merger and the other transactions contemplated by this Plan of Merger, including, in the case of PhyCor, executing any required supplemental purchase agreement or other documents.

     6.22 Employee Matters. (a) As of the Effective Time, employees of MedPartners and its subsidiaries (the "MedPartners Employees") will be provided with employee benefit and incentive compensation plans and programs that are comparable in the aggregate to those such plans and programs provided to employees of PhyCor and its subsidiaries as of the Effective Time.

     (b) At or prior to December 31, 1997, MedPartners shall make bonus payments in respect of calendar year 1997 to certain MedPartners Employees, as set forth in Exhibit 6.2(x) to the MedPartners Disclosure Schedule.

     (c) Prior to the Effective Time, MedPartners shall adopt a special Employees severance pay program that will provide payments and benefits to certain MedPartners Employees who are involuntarily terminated without cause from employment within a reasonable period following the Effective Time. Such severance pay program shall relate to such MedPartners Employees and include such terms and conditions as shall be determined by MedPartners subject to prior written consent of PhyCor, provided that the severance benefit to any individual MedPartners Employee shall be no less than 30 days of aggregate salary and pro rata annual target bonus, plus benefits continuation; provided, however, that such payment shall be reduced to the extent that it would result in liability to the recipient under Section 4999 of the Code. The severance program shall provide that no benefits are payable to employees who voluntarily quit or who are terminated for cause, shall include such terms that are required under ERISA for similar benefit plans, and shall name PhyCor or its delegate as the plan administrator.

                                   SECTION 7.

                       TERMINATION, AMENDMENT AND WAIVER.

     7.1 Termination. This Plan of Merger may be terminated at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the holders of PhyCor Common Stock or MedPartners Common Stock:

          (a) by mutual written consent of PhyCor and MedPartners;

          (b) by either PhyCor or MedPartners:

             (i) if upon a vote at a duly held meeting of stockholders or any adjournment thereof, any required approval of the holders of PhyCor Common Stock or the holders of MedPartners Common Stock shall not have been obtained;

             (ii) if the Merger shall not have been consummated on or before July 31, 1998, unless the failure to consummate the Merger is the result of a willful and material breach of this Plan of Merger by the party seeking to terminate this Plan of Merger; provided, however, that (A) the passage of such period shall be tolled for any part thereof (but not exceeding 120 days in the aggregate) during which any party shall be subject to a nonfinal order, decree, ruling or action restraining, enjoining or otherwise prohibiting or delaying the consummation of the Merger or the calling or holding of a meeting of stockholders and (B) if an Alternative Proposal shall have been received by a party prior to termination of this Plan of Merger, the Plan of Merger shall not terminate pursuant to this Section 7.1(b)(ii) earlier than 30 days following receipt of such Alternative Proposal;

             (iii) if any court of competent jurisdiction or other governmental entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

             (iv) in the event of a material breach by the other party of any representation, warranty, covenant or other agreement contained in this Plan of Merger or the occurrence of a material adverse change or effect with respect to the other party which (A) would give rise to the failure of a condition set forth in Section 8.2(a) or (b) or Section 8.3(a) or
        (b), as applicable, and (B) cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach (a "Material Breach") (provided that the terminating party is not then in Material Breach of any representation, warranty, covenant or other agreement contained in this Plan of Merger);

          (c) by PhyCor before the approval of the holders of PhyCor Common Stock is obtained, by action of the Board of Directors of PhyCor, in the exercise of its good faith judgment as to its fiduciary duties to its stockholders under applicable law, as advised by outside counsel to PhyCor, if the Board of Directors of PhyCor determines that such termination is required by reason of an Alternative Proposal being made; provided, however, that PhyCor shall have (i) complied with Section 6.10 hereof, (ii) notified MedPartners promptly of its intention to recommend such Alternative Proposal to PhyCor's stockholders, but in no event shall the notice referred to in this clause be given less than five days prior to the earlier of the public announcement of such recommendation or PhyCor's termination of this Plan of Merger and (iii) paid the fee contemplated by
     Section 7.6;

          (d) by MedPartners before the approval of the holder of the MedPartners Shares is obtained, by action of the Board of Directors of MedPartners, in the exercise of its good faith judgment as to its fiduciary duties to its stockholders under applicable law, as advised by outside counsel to MedPartners, if the Board of Directors of MedPartners determines that such termination is required by reason of an Alternative Proposal being made; provided, however, that MedPartners shall have (i) complied with Section 6.10 hereof,
     (ii) notified PhyCor promptly of its intention to recommend such Alternative Proposal to MedPartners' stockholders, but in no event shall the notice referred to in this clause be given less than five days prior to the earlier of the public announcement of such recommendation or MedPartners' termination of this Plan of Merger and (iii) paid the fee contemplated by Section 7.6;

          (e) by PhyCor if the Board of Directors of MedPartners shall have withdrawn or modified in a manner materially adverse to PhyCor its approval or recommendation of this Plan of Merger or the Merger, shall have recommended an Alternative Proposal (or shall have resolved to do any of the foregoing) or shall have failed to reaffirm its recommendation within five business days of PhyCor's request that it do so; or

          (f) by MedPartners if the Board of Directors of PhyCor shall have withdrawn or modified in a manner materially adverse to MedPartners its approval or recommendation of this Plan of Merger or the Merger, shall have recommended an Alternative Proposal (or shall have resolved to do any of the foregoing) or shall have failed to reaffirm its recommendation within five business days of MedPartners' request that it do so.

     7.2 Effect of Termination. In the event of termination of this Plan of Merger as provided in Section 7.1, this Plan of Merger shall forthwith become void and have no effect, without any liability or obligation on the part of any party, other than the provisions of Sections 5.2, 7.2 and 7.6, and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or other agreements set forth in this Plan of Merger.

     7.3 Amendment. This Plan of Merger may be amended by the parties at any time before or after any required approval of matters presented in connection with the Merger by the holders of MedPartners Shares or holders of shares of PhyCor Common Stock; provided, however, that after such approval there shall be made no amendment that pursuant to Section 251(d) of the DGCL requires further approval by such stockholders without such further approval. This Plan of Merger may not be amended except by an instrument in writing signed on behalf of each of the parties.

     7.4 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Plan of Merger or in any document delivered pursuant to this Plan of Merger or (c) subject to the proviso of Section 7.3, waive compliance with any of the agreements or conditions contained in this Plan of Merger. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Plan of Merger to assert any of its rights under this Plan of Merger or otherwise shall not constitute a waiver of such rights.

     7.5 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Plan of Merger pursuant to Section 7.1, an amendment of this Plan of Merger pursuant to Section 7.3 or an extension or waiver pursuant to
Section 7.4 shall, in order to be effective, require in the case of PhyCor or MedPartners, action by its Board of Directors or the duly authorized designee of the Board of Directors.

     7.6 Expenses; Break-up Fees. (a) All costs and expenses incurred in connection with this Plan of Merger and the transactions contemplated hereby shall be paid by the party incurring such expense, except that expenses (other than legal, accounting and investment banking costs, which shall be paid by the party incurring such expenses) incurred in connection with preparing, filing, printing and mailing the Proxy Statements and the Registration Statement shall be shared equally by PhyCor and MedPartners.

     (b) In the event that this Plan of Merger is terminated (i) pursuant to
Section 7.1(c) or 7.1(f) or (ii)(A) any person shall have made an Alternative Proposal with respect to PhyCor and (B) this Plan of Merger is terminated pursuant to Section 7.1(b)(i) due to a failure to obtain the approval of the holders of PhyCor Common Stock, 7.1(b)(ii) or 7.1(b)(iv) (due to a material breach by PhyCor), then PhyCor shall, as specified in Section 7.1(c) or otherwise on the day of such termination, pay to MedPartners a fee of $100 million in cash by wire transfer of immediately available funds to an account designated by MedPartners; provided that in the case of a termination pursuant to Section 7.1(b)(ii), such termination shall not have resulted from the failure to be satisfied of any condition set forth in Section 8.1 (except to the extent such a condition relates to, or is within the control of, PhyCor) or Section 8.2 hereof.

     (c) In the event that this Plan of Merger is terminated (i) pursuant to
Section 7.1(d) or 7.1(e) or (ii)(A) any person shall have made an Alternative Proposal with respect to MedPartners and (B) this Plan of Merger is terminated pursuant to Section 7.1(b)(i) due to a failure to obtain the approval of the holders of MedPartners Common Stock, 7.1(b)(ii) or 7.1(b)(iv) (due to material breach by MedPartners), then MedPartners shall, as specified in Section 7.1(d) or otherwise on the day of such termination, pay to PhyCor a fee of $200 million in cash by wire transfer of immediately available funds to an account designated by PhyCor; provided that in the case of a termination pursuant to Section 7.1(b)(ii), such termination shall not have resulted from the failure to be satisfied of any condition set forth in Section 8.1 (except to the extent such a condition relates to, or is within the control of, MedPartners) or Section 8.3 hereof.

     (d) Each of PhyCor and MedPartners acknowledges that the provisions for the payment of break-up fees and the allocation of expenses contained in this
Section 7.6 are an integral part of the transactions contemplated by this Plan of Merger and that without these provisions PhyCor and MedPartners would not have entered into this Plan of Merger. Accordingly, if a break-up fee shall become due and payable by either party and such party shall fail to pay such amount when due pursuant to this Section, and, in order to obtain such payment, suit is commenced by the other party which results in a judgment against the defaulting party therefor, the defaulting party shall pay the other party's reasonable costs and expenses (including reasonable attorneys' fees) in connection with such suit, together with interest computed on any amounts determined to be due pursuant to this Section (computed from the date upon which such amounts were due and payable pursuant to this Section) and such costs (computed from the dates incurred) at the prime rate of interest announced from time to time by NationsBank, National Association (South). The obligations of all parties under this Section 7.6 shall survive any termination of this Plan of Merger.

                                   SECTION 8.

                             CONDITIONS TO CLOSING.

     8.1 Mutual Conditions. The respective obligations of each party to effect the Merger shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions (any of which, to the extent permitted by law, may be waived in writing by PhyCor or MedPartners):

          (a) Neither PhyCor nor MedPartners nor any of their respective subsidiaries shall be subject to any order, decree or injunction by a court of competent jurisdiction which (i) prevents or materially delays the consummation of the Merger or (ii) imposes any material limitation on the ability of PhyCor to operate the business of MedPartners that would constitute a material adverse effect on MedPartners.

          (b) No statute, rule or regulation shall have been enacted by the government (or any governmental agency) of the United States or any state that makes the consummation of the Merger and any other transaction contemplated hereby illegal.

          (c) Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

          (d) The holders of shares of PhyCor Common Stock shall have duly given the PhyCor Stockholder Approval.

          (e) The holders of shares of MedPartners Common Stock shall have duly given the MedPartners Stockholder Approval.

          (f) The shares of PhyCor Common Stock to be issued in connection with the Merger shall have been listed on Nasdaq (or such other exchange on which the shares of PhyCor Common Stock are then listed), upon official notice of issuance, and shall have been issued in transactions qualified or exempt from registration under applicable securities or Blue Sky laws of such states and territories of the United States as may be required.

          (g) PhyCor and MedPartners shall each have received a letter, dated the Closing Date, from KPMG Peat Marwick LLP, as to their concurrence with PhyCor and MedPartners to the effect that if the Merger is consummated in accordance with the terms and provisions of this Plan of Merger, it shall be accounted for as a "pooling of interests" under GAAP.

          (h) PhyCor and MedPartners shall have received all consents, waivers, approvals and authorizations of third parties with respect to all material contracts, leases, service agreements and management agreements to which such entities are parties, which consents, waivers, approvals and authorizations are required of such third parties by such documents, in form and substance acceptable to PhyCor or MedPartners, as the case may be, except where the failure to obtain such consent, approval or authorization would not have a material effect on the business of PhyCor or MedPartners.

          (i) All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of this Plan of Merger shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time.

          (j) The Registration Statement shall have been declared effective and no stop order with respect to the Registration Statement shall be in effect.

     8.2 Conditions to Obligations of PhyCor. The obligations of PhyCor to consummate the Merger and the other transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions (any of which may be waived by PhyCor):

          (a) Each of the agreements of MedPartners to be performed at or prior to the Closing Date pursuant to the terms hereof shall have been duly performed in all material respects and MedPartners shall have performed, in all material respects, all of the acts required to be performed by it at or prior to the Closing Date by the terms hereof.

          (b) The representations and warranties of MedPartners shall be true and correct as of the date of this Plan of Merger and as of the Closing Date, except where the failure to be true and correct would not, in the aggregate, have a material adverse effect on MedPartners.

          (c) PhyCor shall have received an opinion of Waller Lansden Dortch & Davis, A Professional Limited Liability Company, counsel to PhyCor, dated the Closing Date, addressed to PhyCor and in form and substance satisfactory to PhyCor, which opinion may be based on appropriate representations of PhyCor and MedPartners which are in form and substance reasonably satisfactory to such counsel, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code.

          (d) PhyCor shall have received an opinion of Dewey Ballantine LLP, counsel to MedPartners, dated the Closing Date, addressed to PhyCor and in form and substance satisfactory to PhyCor, with respect to the matters set forth on Annex A hereto.

          (e) PhyCor shall have been furnished with a certificate, executed by a duly authorized officer of MedPartners, dated the Closing Date, certifying in such detail as PhyCor may reasonably request as to the fulfillment of the foregoing conditions.

     8.3 Conditions to Obligations of MedPartners. The obligations of MedPartners to consummate the Merger and the other transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions (any of which may be waived by MedPartners):

          (a) Each of the agreements of PhyCor to be performed at or prior to the Closing Date pursuant to the terms hereof shall have been duly performed in all material respects, and PhyCor shall have performed, in all material respects, all of the acts required to be performed by them at or prior to the Closing Date by the terms hereof.

          (b) The representations and warranties of PhyCor shall be true and correct as of the date of the Plan of Merger and as of the Closing Date, except where the failure to be true and correct would not, in the aggregate, have a material adverse effect on PhyCor.

          (c) MedPartners shall have received an opinion from Dewey Ballantine LLP, dated the Closing Date, addressed to MedPartners and in form and substance satisfactory to MedPartners, which opinion may be based on appropriate representations of PhyCor and MedPartners which are in form and substance reasonably satisfactory to such counsel, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code.

          (d) MedPartners shall have received an opinion of Waller Lansden Dortch & Davis, A Professional Limited Liability Company, dated the Closing Date, addressed to MedPartners and in form and substance satisfactory to MedPartners, with respect to the matters set forth on Annex B hereto.

          (e) MedPartners shall have been furnished with a certificate, executed by duly authorized officers of PhyCor, dated the Closing Date, certifying in such detail as MedPartners may reasonably request as to the fulfillment of the foregoing conditions.

                                   SECTION 9.

                                 MISCELLANEOUS.

     9.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Plan of Merger or in any instrument delivered pursuant to this Plan of Merger shall survive the Effective Time.

     9.2 Notices. Any communications required or desired to be given hereunder shall be deemed to have been properly given if sent by hand delivery or by facsimile and overnight courier to the parties hereto at the following addresses, or at such other address as either party may advise the other in writing from time to time:

     If to PhyCor:

        PhyCor, Inc.
        30 Burton Hills Boulevard, Suite 400
        Nashville, Tennessee 37215
        Facsimile: (615) 665-9088
        Attention: Mr. Joseph C. Hutts

     with a copy to:

        Waller Lansden Dortch & Davis,
        A Professional Limited Liability Company
        511 Union Street, Suite 2100
        Nashville, Tennessee 37219
        Facsimile: (615) 244-6804
        Attention: J. Chase Cole, Esq.

     If to MedPartners:

        MedPartners, Inc.
        3000 Galleria Tower, Suite 1000
        Birmingham, Alabama 35244
        Facsimile: (205) 733-9780
        Attention: J. Brooke Johnston, Jr., Esq.

     with a copy to:

        Dewey Ballantine LLP
        1301 Avenue of the Americas
        New York, New York 10019
        Facsimile: (212) 259-6333
        Attention: Frederick W. Kanner and Morton A. Pierce

All such communications shall be deemed to have been delivered on the date of hand delivery or on the next business day following the deposit of such communications with the overnight courier.

     9.3 Further Assurances. Each party hereby agrees to perform any further acts and to execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Plan of Merger.

     9.4 Governing Law. This Plan of Merger shall be interpreted, construed and enforced in accordance with the laws of the State of Tennessee, applied without giving effect to any conflicts-of-law principles.

     9.5 "Including". The word "including", when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific terms or matters as provided immediately following the word "including" or to similar items or matters, whether or not non-limiting language (such as "without limitation", "but not limited to", or words of similar import) is used with reference to the word "including" or the similar items or matters, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of the general statement, term or matter.

     9.6 "Material adverse change" or "material adverse effect". "Material adverse change" or "material adverse effect" means, when used in connection with MedPartners or PhyCor, any change, effect, event or occurrence that has, or is reasonably likely to have, individually or in the aggregate, a material adverse impact on the business, financial position or results of operations of such party and its subsidiaries taken as a whole; provided, however, that "material adverse change" and "material adverse effect" shall be deemed to exclude the impact of changes generally affecting the industries in which both MedPartners and PhyCor operate (including accounting, tax and regulatory changes).

     9.7 "Significant". The word "significant", when used in connection with MedPartners Subsidiaries or PhyCor Subsidiaries, shall mean significant subsidiaries within the meaning of Rule 1-02(w) of Regulation S-X.

     9.8 Captions. The captions or headings in this Plan of Merger are made for convenience and general reference only and shall not be construed to describe, define or limit the scope or intent of the provisions of this Plan of Merger.

     9.9 Integration of Exhibits. All Exhibits attached to this Plan of Merger are integral parts of this Plan of Merger as if fully set forth herein, and all statements appearing therein shall be deemed disclosed for all purposes and not only in connection with the specific representation in which they are explicitly referenced.

     9.10 Entire Agreement. This instrument, including all Exhibits attached hereto and the Confidentiality Agreement, (a) contains the entire agreement of the parties and supersedes any and all prior or contemporaneous agreements between the parties, written or oral, with respect to the transactions contemplated hereby and (b) except as provided in Sections 6.19, 6.20 and 6.22 is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. Such agreement may not be changed or terminated orally, but may only be changed by an agreement in writing signed by the party or parties against whom enforcement of any waiver, change, modification, extension, discharge or termination is sought.

     9.11 Counterparts. This Plan of Merger may be executed in several counterparts, each of which, when so executed, shall be deemed to be an original, and such counterparts shall, together, constitute and be one and the same instrument.

     9.12 No Rule of Construction. The parties acknowledge that this Plan of Merger was initially prepared by MedPartners, and that all parties have read and negotiated the language used in this Plan of Merger. The parties agree that, because all parties participated in negotiating and drafting this Plan of Merger, no rule of construction shall apply to this Plan of Merger which construes ambiguous language in favor of or against any party by reason of that party's role in drafting this Plan of Merger.

     9.13 Specific Performance. The parties agree that irreparable injury would occur by a breach of this Plan of Merger and that money damages would not be sufficient remedy for any such breach. Accordingly, each party shall be entitled to equitable relief, including injunctive relief and specific performance, as a remedy for any such breach (which shall be in addition to all other remedies available at law and equity to such party).

     9.14 Severability. If any term, provision, covenant or restriction of this Plan of Merger is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Plan of Merger shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     9.15 Assignment; Binding Effect. Neither this Plan of Merger nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Plan of Merger will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     IN WITNESS WHEREOF, PhyCor, Inc. and MedPartners, Inc. have caused this Plan and Agreement of Merger to be executed by their respective duly authorized officers, all as of the day and year first above written.

                                          PhyCor, Inc.

                                          By         /S/ JOSEPH C. HUTTS
                                            ------------------------------------
                                                      Joseph C. Hutts
                                              Chairman of the Board, President
                                                and Chief Executive Officer

                                          MedPartners, Inc.

                                          By          /S/ LARRY R. HOUSE
                                            ------------------------------------
                                                       Larry R. House
                                                 Chairman of the Board and
                                                  Chief Executive Officer